As filed with the Securities and Exchange Commission on ________________________.	Registration No. 333-117893

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM SB-2/A-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LUNA GOLD CORP.
 (Name of small business issuer in its charter)

Wyoming	1081	98-0226032
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LUNA GOLD CORP. 777 Dunsmuir Street Suite 1600 Vancouver, British Columbia Canada V7Y 1K4 (604) 689-7317	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Units Consisting of:
One share of Common Stock	9,000,000	$0.30	$2,700,000	$342.09
One Redeemable C Warrant [2]	9,000,000	$0.00	$0.00	$0.00
Shares of common stock issuable upon exercise of Redeemable C Warrants	9,000,000	$0.50	$4,500,000	$570.15
TOTAL	27,000,000		$7,200,000	$912.24

[1]	Estimated solely for purposes of calculating the registration fee under Rule 457(c).

[2]

Upon completion of our offering, the redeemable Class C warrants will be separable from the units, and represented by certificates different from those representing the shares of common stock. The redeemable Class C warrants will be non-transferable and will not trade on any stock exchange or quotation service.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LUNA GOLD CORP.

3,000,000 Units Minimum - 9,000,000 Units Maximum

Our common stock is traded on the TSX Venture Exchange under the symbol "LGC.U." On August 20, 2004, the closing price of our common stock was $0.30.

We are offering up to a total of 9,000,000 units on a self underwritten basis, 3,000,000 units minimum, 9,000,000 units maximum. Each unit consists of one share of common stock and one Redeemable Class C warrant. Each Redeemable Class C warrant entitles the holder to purchase one share of common stock at a price of $0.50 for two years from the date of closing of the offering of the units. If the warrants are not exercised by such time, they will expire and cannot be exercised thereafter. The shares of common stock and redeemable warrants are separable from the units. Each will be represented by different certificates. The offering price is $0.30 per unit. There are no minimum purchase requirements. There are no arrangements to place the funds in an escrow, trust or similar account. If the minimum number of units is not sold within the 90 day period or 180 day period, if extended, we will promptly refund the escrowed subscription funds to you. If at least 3,000,000 units are sold within the 90 day period or 180 day period, if extended, all money received will be delivered to us and there will be no refunds. We have opened an account at the Canadian Imperial Bank of Commerce which account will hold the funds until such time as the minimum number of units has been sold. The offering will be for a period of 90 days from the effective date of this registration statement and may be extended for an additional 90 days if we so choose to do so.

We will sell our common stock through Tim Searcy, our president.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Unit - Minimum	$0.30	$0.0122	$0.288

Per Unit - Maximum	$0.30	$0.004	$0.296

Minimum on Sale of Units	$900,000	$35,000	$865,000

Maximum on Sale of Units	$2,700,000	$35,000	$2,665,000

The date of this prospectus is ______________________.

SUMMARY OF OUR OFFERING

Our business

We are a mineral exploration stage corporation. We own options to acquire an additional five exploration properties. Three of the option properties are located in the State of Nevada. The other two option properties are located in the Yunnan Province in the People's Republic of China. We intend to explore for gold on the properties.

Our administrative office is located at 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K4, telephone (604) 689-7317 and our registered statutory office is located at 2515 Warren Avenue, Cheyenne, Wyoming 82001. Our fiscal year end is December 31.

Concurrent offering by warrant holders and selling shareholders

A group of warrant holders and a group of selling shareholders are endeavoring to sell their Class B warrants and shares of common stock at the same time we are conducting this offering. The percentage of the total outstanding common stock being offered by the selling shareholders is 39.3%. The exercise price of the Class B warrants is lower than the public offering price of our units. Accordingly, the public will try to acquire the Class B warrants from the selling shareholders provided that the purchase price of the Class B warrants plus the $0.25 exercise price of the warrant is less than the public offering price of our units at $0.30. Further, the price at which the selling shareholders offer their shares may undercut the price at which we are offering our units. There is no arrangement to address the possible effect of the concurrent primary and secondary offerings on the price of the stock. Four of our officers and directors, whose names appear below, are listed as selling Class B warrant holders and shareholders in a concurrent registration statement (SEC file no. 333-41516), and have agreed not to sell their warrrants or shares pursuant to that concurrent registration statement until this offering terminates. The agreeemnt is oral. It is not in writing. In the concurrent offering, David DeWitt is offering to sell 172,555 shares of common stock, Carl Hering is offering 20,000 Class B Warrants, Gregg J. Sedun is offering 444,424 shares of common stock and Marcel de Groot is offering to sell 5,000 Class B Warrants and 10,840 shares of common stock. Their agreement to abstain from selling will not have an adverse affect on this offering.

The offering

Following is a brief summary of this offering:

Securities being offered

3,000,000 units minimum, 9,000,000 units maximum. Each unit consists of one share of common stock and one redeemable Class C warrant. Each redeemable Class C warrant may be exercised to purchase a further share of common stock at a price of $0.50 per share for two years from the closing of the offering.

Offering price per unit	$0.30
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.

Net proceeds to us	Approximately $865,000 if the minimum number of units are sold and $2,665,000 if the maximum number of units are sold. $867,500 if all of the warrants are exercised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	16,936,115
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	25,936,115

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	June 30, 2004	December 31, 2003
Balance Sheet
Total Assets	$76,608	$27,917
Total Liabilities	$142,902	$64,933
Stockholders' Deficiency	$(66,294)	$(37,016)

Income Statement (Period Ended)
Revenue	$0	$0
Total Expenses	$570,176	$473,676
Net Loss	$(570,176)	$(473,676)

RISK FACTORS

Please consider that a group of our Class B warrant holders and a group of selling shareholders are endeavoring to sell their warrants and shares of common stock at the same time we are conducting this offering. The percentage of the total outstanding common stock being offered by the selling shareholders is 39.3%. The exercise price of the Class B warrants is lower than the public offering price of our shares of common stock. Accordingly, the public will try to acquire the warrants from the selling shareholders provided that the purchase price of the Class B warrants plus the $0.25 exercise price of the warrant is less than the public offering price of our units at $0.30. Further, the price at which the selling shareholders offer their shares may undercut the price at which we are offering our shares. There is no arrangement to address the possible effect of the concurrent primary and secondary offerings on the price of the stock. Also, consider the following risk factors before deciding to invest in our common stock.

Risks associated with our company:

  Because our auditors have issued a going concern opinion and because our officers and directors may not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease exploration activity.

Our auditors' report on our 2003 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months. Because our officers and directors may be unable or unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $900,000 from our offering, we may have to suspend or cease exploration activity within four months.
  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity.

  We were incorporated in 1986 and were engaged in the business of streaming media business. In 2003 we changed our business to exploration. We have just recently commenced our exploration activity and have not realized any revenues therefrom. We have no exploration history upon which an evaluation of our future success or failure can be made. Our net loss since incorporation is $5,832,978. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We may not guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

  Because the majority of our officers and directors do not have technical training or experience in starting, and operating a mine, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease exploration activity which will result in the loss of your investment.

  Because the majority of our officers and directors are inexperienced with exploring for, starting, and operating a mine, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. The majority of our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our exploration, earnings and ultimate financial success could suffer irreparable harm due to certain of management's lack of experience in this industry. As a result we may have to suspend or cease exploration activity which will result in the loss of your investment.

  We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activity which will result in the loss your investment.

  We have no known ore reserves. Without ore reserves, we cannot generate income and if we cannot generate income we will have to cease exploration activity, which will result in the loss of your investment.

  If we don't raise enough money for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

  We are in the very early exploration stage and need the proceeds from our offering to continue our exploration activity. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue its exploration activity. If that occurs we will have to delay exploration or cease our exploration activity which will result in the loss of your investment.

  Because we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

  Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find an ore body, even though our properties may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic and occur at times which are convenient to our officers and directors. As a result, exploration of our property may be periodically interrupted or suspended.

  Because title to our Blue Mountain property is held in the name of another entity pending our acquisition thereof, if it transfers our property to someone other than us, we will cease exploration activities.

  Title to our Blue Mountain property has not been transferred to us. Title to our property is recorded in the name of Nassau Ltd. If Nassau Ltd. transfers title to another party, it will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease exploration activity.

Risks associated with this offering:

  Because we have may unable to meet property payment obligations or be able acquire necessary mining licenses, we may lose interests in our exploration properties.

  The agreements pursuant to which we acquired our interests in properties provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute our share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties. Further, even if we do complete exploration activities, we may not be able to obtain the necessary licenses to conduct mining operations on the properties, and thus would realize no benefit from its exploration activities on the properties.

  Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

  The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, none of our properties has a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. There are also physical risks to the exploration personnel working in the rugged terrain of China, often in poor climate conditions. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties is found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

  Because we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our properties into production and you may lose your investment.

  We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place mineral deposit properties into production.

  Because Chinese regulations require the State Administration of Exchange Control to approve the remittance of certain types of income out of China, we may be unable to repatriate our earning. If we are unable to repatriate our earnings from China, you may lose your investment.

  Chinese regulations provide that, subject to payment of applicable taxes, foreign investors may remit out of China, in foreign exchange, profits or dividends derived from a source within China. Remittance by foreign investors of any other amounts (including, for instance, proceeds of sale arising from a disposal by a foreign investor of any of his investment in China) out of China is subject to the approval of the State Administration of Exchange Control or its local branch office. No assurance can be given that such approval would be granted if the Company disposes of all or part of its interest in its China projects. Further, there can be no assurance that additional restrictions on the repatriation of earnings in China will not be imposed in the future.

  Because certain of our mineral interests are in China, you will be exposed to political risk. Such political risk could result in our losing interests in our properties in China. If this occurs you could lose your investment.

  Our mineral interests are in China and may be affected by varying degrees of political instability and the policies of other nations in respect of these countries. These risks and uncertainties include military repression, political and labor unrest, extreme fluctuations in currency exchange rates, high rates of inflation, terrorism, hostage taking and expropriation. Our material mineral interests are currently located in China. Its mining, exploration and development activities may be affected by changes in government, political instability and the nature of various government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business and/or holdings. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and safety factors. Our operations in China entail significant governmental, economic, social, medical and other risk factors common to all developing countries. The status China as a developing country may make it more difficult for us to obtain any required financing because of the investment risks associated with these countries.

  Because some of our operations are in China we may be adversely affected by economic uncertainty characteristic of developing countries. Such adverse affects could result in a loss of your investment.

  Our operations in China may be adversely affected by the economic uncertainty characteristic of developing countries. Operations in China are subject to risks relating to China's relatively recent transition to a market economy administered by a socialist government. While China has recently permitted private economic activities, the government of China has exercised and continues to exercise substantial control over virtually every sector of China's economy through regulation and state ownership. Our prospects, results of operations and financial condition may be adversely affected by political, economic and social uncertainties in China, changes in China's leadership, diplomatic developments and changes or lack of certainty in the laws and regulations of China.

  Because the acquisition of title to resource properties in China is a very time consuming process that may be subject to dispute. We may not be able to acquire title to our properties. This may result in a loss of the properties and your investment.

  The acquisition of title to resource properties or interests therein is a very detailed and time-consuming process. Title to and the area of resource concessions may be disputed. Our resource properties or interests in China are registered or are in the process of being registered in the name of our joint venture companies. There is no guarantee of title to any of our properties. The properties may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. Title may be based upon interpretation of the country's laws, which laws may be ambiguous, inconsistently applied and subject to reinterpretation or change. We have not surveyed the boundaries of any of its mineral properties and consequently the boundaries of the properties may be disputed.

  Because our joint venture company may require certain approvals to advance our operations we are at risk of not receiving such approvals. If we don't receive the necessary approvals we may lose our property interests resulting in a loss of your investment.

  While our JV Companies are authorized to explore for gold on our projects, they are required to obtain further approvals from regulatory authorities in China in order to explore for minerals other than gold or to conduct mining operations. In order for our interest in the JV Company to increase to 90% as contemplated by the joint venture agreements, the JV Company may be required to obtain approvals from Chinese authorities. There is no assurance that such approvals would be granted by the Chinese authorities at all or on terms favourable to the continued operations of the JV Company. The laws of China governing the establishment of joint venture companies are ambiguous, inconsistently applied and subject to reinterpretation or change. While we believe that the JV Company will be properly established and that we have taken the steps necessary to obtain our interest in the projects, there can be no guarantee that such steps will be sufficient to preserve our interests in the project.

  Because our joint venture partners have more influence with various levels of government we may not be able to protect our property interests in China. If we are unable to protect our interests you may lose your investment.

  We operate in China through a joint venture with a government controlled entity. Although this connection benefits us in some respects, there is a substantial inequality with respect to the influence of the respective joint venture parties with the various levels of government. The government holds a substantial degree of subjective control over the application and enforcement of laws and the conduct of business. This inequality would become particularly detrimental if a business dispute arose between joint venture parties. By endeavoring to maintain positive relations with both our joint venture partner and local governments, but there can be no guarantee that these measures will be sufficient to protect our interests in China.

  Because some of our warrant holders and a group of our selling shareholders are endeavoring to sell their Class B warrants and shares of common stock at the same time we are conducting this public offering, we may not be able to sell the shares being offered by us which will reduce the amount of capital available for our exploration activities .

  A group of Class B warrant holders and a group of selling shareholders are endeavoring to sell their warrants and shares of common stock at the same time we are conducting this offering. The percentage of the total outstanding common stock being offered by the selling shareholders is 85.55%. The exercise price of the warrants is lower than the public offering price of our shares of common stock. Accordingly, the public will try to acquire the warrants from the selling shareholders provided that the purchase price of the warrant plus the $0.25 exercise price of the warrant is less than the public offering price of our shares at $0.30. Further, the price at which the selling shareholders offer their shares may undercut the price at which we are offering our shares. There is no arrangement to address the possible effect of the concurrent primary and secondary offerings on the price of the stock.

  Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

  There is currently a limited public trading market for our common stock on the TSX Venture Exchange under the symbol "LGC." Therefore there you may have difficulty reselling your shares.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

  Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

  Current Prospectus and State Blue Sky Registration Required to Exercise Warrants.

  Holders of warrants have the right to exercise their warrants for the purchase of shares of common stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable securities laws of the state of residence of the holder thereof. We will use our best efforts to maintain a current prospectus relating to such shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis - 3,000,000 units minimum, 9,000,000 units maximum. The offering price per unit is $0.30. The table below sets forth the use of proceeds if 50%, 75% and 100% of the offering is sold and assumes no Class C warrants are exercised.

	Minimum Sales	Midpoint Sales	Maximum Sales

Gross proceeds	$900,000	$1,800,000	$2,700,000
Offering expenses	$35,000	$35,000	$35,000
Net proceeds	$865,000	$1,765,000	$2,665,000

The net proceeds will be used as follows:

Exploration	$500,000	$1,200,000	$2,100,000
Working capital	$365,000	$565,000	$565,000

The estimated offering expenses are comprised of: SEC filing fee - $100; printing expenses - $300; accounting and consulting fees - $13,000; engineering fees - $400; legal fees - $20,000; blue sky fees - $700; and, transfer agent fees of $500.

Exploration expenditures include cost of data compilation, geophysical testing, mapping, core drilling, geologist salaries, property acquisition fees, and testing samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not, as at the date hereof, begun our exploration work program.

We cannot be more specific about the application of funds for exploration purposes, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of telephone service, mail, stationary, administrative salaries, accounting, acquisition of office equipment and supplies which we have estimated at $365,000 for one year and expenses of filing reports with the SEC which we have estimated at $20,000 for one year.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was based upon the ask or offer price of our shares of common stock as traded on the TSX Venture Exchange. Our shares are traded on the TSX Venture Exchange under the symbol "LGC.U."

The following table shows the high and low sale prices for our common shares for the quarters indicated:

	HIGH ($)	LOW ($)	CLOSE ($)
2004
Second quarter	0.50	0.29	0.30
First quarter	0.50	0.33	0.39

2003
Fourth quarter	0.50	0.28	0.40
Third quarter	0.30	0.25	0.275
Second quarter	0.22	0.22	0.22
First quarter	0.28	0.12	0.22

2002
Fourth quarter	0.09	0.04	0.09
Third quarter	0.10	0.55	0.55
Second quarter	0.10	0.35	0.10
First quarter	0.10	0.25	0.10

The source for the above information is Canada Stockwatch. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As of September 12, 2004, we had 16,936,115 shares issued and outstanding. Based on research into the indirect holdings registered in the names of depositories and financial institutions, we estimate that we have approximately 500 beneficial shareholders. The dilution figures set forth below assume that no Class C warrants will be exercised.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The dilution figures set forth below assume that no Class C warrants will be exercised.

As of June 30, 2004, the net tangible book value of our shares of common stock was $(66,294), or $0.00 per share based upon 16,894,446 shares outstanding.

Upon completion of this offering, in the event 9,000,000 units are sold, the net tangible book value of the 25,936,115 shares to be outstanding will be $2,598,706 or approximately $0.10 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.10 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.10 per share.

Upon completion of this offering, in the event 6,000,000 units are sold, the net tangible book value of the 22,936,115 shares to be outstanding will be $1,698,706 or approximately $0.07 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.07 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.07 per share.

Upon completion of this offering, in the event 3,000,000 units are sold, the net tangible book value of the 19,936,115 shares to be outstanding, will be $798,706, or approximately $ 0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.04 per share.

After completion of this offering, if 9,000,000 units are sold, you will own approximately 34.7% of the total number of shares then outstanding shares for which you will have made a cash investment of $2,700,000, or $0.30 per share. Our existing stockholders will own approximately 65.3% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,606,195, or approximately $0.33 per share.

After completion of this offering, if 6,000,000 units are sold, you will own approximately 26.2% of the total number of shares then outstanding shares for which you will have made a cash investment of $1,800,000, or $0.30 per share. Our existing stockholders will own approximately 73.8% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,606,195, or approximately $0.33 per share.

After completion of this offering, if 3,000,000 units are sold, you will own approximately 15% of the total number of shares then outstanding shares for which you will have made a cash investment of $300,000, or $0.30 per share. Our existing stockholders will own approximately 85% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,606,195, or approximately $0.33 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all units are sold

Price per unit	$0.30
Net tangible book value per share before offering	$0.00
Net tangible book value per share after offering	$0.10
Increase to present stockholders in net tangible book value per share after	$0.10
offering
Capital contributions	$2,700,000
Number of shares outstanding before the offering	$16,936,115
Number of shares after offering held by existing stockholders	$25,936,115
Percentage of existing stockholders' ownership after offering	65.3%

Purchasers of units in this offering if all 9,000,000 units sold

Price per unit	$0.30
Dilution per share	$0.20
Capital contributions	$2,700,000
Number of shares after offering held by public investors	25,936,115
Percentage of purchasers' ownership after offering	34.7%

Purchasers of units in this offering if 6,000,000 units sold

Price per unit	$0.30
Dilution per share	$0.23
Capital contributions	$1,800,000
Number of shares after offering held by public investors	22,936,115
Price per share	$0.30
Percentage of ownership after offering	26.2%

Purchasers of units in this offering if 3,000,000 units sold

Price per unit	$0.30
Dilution per share	$0.25
Capital contributions	$900,000
Number of shares after offering held by public investors	19,936,115
Percentage of purchasers' ownership after offering	15%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 3,000,000 units minimum, 9,000,000 maximum on self-underwritten basis. The offering price is $0.30 per unit.

A group of warrant holders and a group of selling shareholders are endeavoring to sell their warrants and shares of common stock at the same time we are conducting this offering. The percentage of the total outstanding common stock being offered by the selling shareholders is 39.3%. The exercise price of the Class B warrants is lower than the public offering price of our units. Accordingly, the public will try to acquire the Class B warrants from the selling shareholders provided that the purchase price of the Class B warrants plus the $0.25 exercise price of the Class B warrants is less than the public offering price of our shares at $0.30. Further, the price at which the selling shareholders offer their shares may undercut the price at which we are offering our units. There is no arrangement to address the possible effect of the concurrent primary and secondary offerings on the price of the stock.

Funds from this offering will be placed in an escrow account that we have opened at the Canadian Imperial Bank of Commerce, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6. If the minimum number of shares is not sold within the 90-day period or 180 day period, if extended, we will promptly refund the escrowed subscription funds to you. If at least 3,000,000 units are sold within the 90-day period or 180 day period, if extended, all money received will be released to us and there will be no refunds. During the 90-day period, 180 day period if extended, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $900,000 within the 90 day period, 180 day period if extended by us.

We will sell the units in this offering through Tim Searcy, our president and a director. Mr. Searcy will receive no commission from the sale of any units. He will not register as broker/dealers under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months.

Mr. Searcy is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our president and a director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealers or associated with a broker/dealers. Mr. Searcy has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C., and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering period and expiration date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for subscribing

If you decide to subscribe for any units in this offering, you must execute and deliver a subscription agreement

  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "LUNA GOLD CORP."

Right to reject subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Concurrent offering by warrant holders

A group of persons holding Class B warrants issued by us are endeavoring to sell the Class B warrants at the same time we are conducting this offering. The exercise price of the Class B warrants is lower than the public offering price of our units. Class B warrants allow the holder to acquire one share of common stock at a price of $0.25 per share. Accordingly, a Class B warrant holder can buy a share of common stock for $0.25 by exercising the Class B warrant as apposed to buying a unit for $0.30 in our public offering. As such, the public will try to acquire the Class B warrants from the Class B warrant holders provided that the purchase price of the Class B warrant plus the exercise price of the Class B warrant is less than the public offering price of our units at $0.30.

BUSINESS

General - The Company

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd." We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on September 10, 1997. We were continued to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value. On November 16, 1999, we changed our name to wwbroadcast.net, inc. to reflect our streaming media business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. On December 3, 1999, we were registered as an extra-provincial company under the Company Act of British Columbia. Subsequent to the end of the period, we acquired a mineral exploration property known as the Blue Mountain Project and changed our name to Luna Gold Corp. When we changed our name to Luna Gold Corp. we failed to file a preliminary or definitive proxy statement or information statement with the SEC prior to soliciting our shareholders to approve the name change as required by sections 14(a) or 14(c) of the Securities Exchange Act of 1934. We intend to rectify this matter in the future by making the appropriate filings with the SEC. We are now engaged in the business of exploration.

Business Development of Issuer During Last Three Years

On November 15, 1999, we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet website and Content Websites to aggregate, distribute and market a selection of streaming media programming (that is, live or archived audio and video programming) via the Internet under the name "Worldwide Broadcast Network". The acquisition was effected pursuant to an Asset Purchase Agreement with High Tech Venture Capital Inc., which had been preceded by a Letter of Intent dated July 9, 1999, and which became effective on November 15, 1999. The assets that were acquired included the ownership of a number of domain names relevant to the implementation of our business model. The consideration for the acquisition was CDN$70,000.00 and the issuance of 3,000,000 of our common shares.

Concurrent with the acquisition, we effected the name change to wwbroadcast.net inc., as well as a 2 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every two shares of common stock previously held by the shareholder.

Our former website, wwbc.net (the "Website"), became operational on March 9, 2000. The Website offered users access to various subsidiary content distribution websites (the "Content Websites"), through which users with multimedia enabled personal computers or certain other Internet-attached devices could access Internet links to various providers of streaming media programming, organized by logical categories and subcategories to facilitate searches for such programming in a convenient and user-friendly manner. During July 2002 we completed a private placement as well as a 5 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every five shares of common stock previously held by the shareholder. Subsequent to period end, we entered into an option agreement pursuant to which we have the right to acquire the Blue Mountain Project mentioned above.

On August 8, 2003, we changed our name to "Luna Gold Corp." to more accurately reflect our business and the fact that we are focusing our efforts on exploration of the property for precious metal ore deposits.

Our office is located at Suite 1600, 777 Dunsmuir Street, P.O. Box 10424, Pacific Centre, Vancouver, British Columbia, Canada V7Y 1K4. The telephone number is (604) 689-7317 and the facsimile number is (604) 688-0094.

Except as otherwise indicated, all information in this registration statement has been restated to give effect to all stock consolidations of our common stock referred to above and elsewhere in this registration statement. Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Our business

We are engaged in the acquisition and exploration of mineral properties. We have signed option agreements to acquire three properties in the State of Nevada and two properties in the Yunnan Province of the People's Republic of China. Our Nevada interests are held through our 100% owned subsidiary company, Eureka Gold Inc. Eureka Gold Inc. is incorporated in the State of Nevada. Our interests in China are held through our 100% owned subsidiary company Luna Gold (China) Corp., a company incorporated in the British Virgin Islands. We will focus our existing working capital on the exploration of these properties as well as the review of other mineral exploration properties for potential acquisition.

We are presently in the exploration stage and there is no assurance that mineralized material exits on our property.

As such we do not have any ore body. We have not generated any revenues from our operations.

Our property interests are as follows:

Nevada

-	Blue Mountain Property (optioned)
-	LS Property (optioned)
-	NBM Property (optioned)

China

-	Dongchuan Project
-	Gongguo Project

Descriptions of these property interests are as follows:

Blue Mountain Property:

Option

We entered into an agreement dated March 20, 2003 with Nassau Ltd. ("Nassau"), a private U.S. company, to acquire its interest in a mineral exploration property located in Nevada.

The agreement with Nassau grants us a purchase option on 31 unpatented claims known as the Blue Mountain Project, located in Humbolt County, Nevada. In accordance with the terms of the agreement with Nassau, we, at our option, have the right to acquire a 100% interest in the Blue Mountain Project by issuing 100,000 shares of common stock and making payments totaling $1,490,000 to Nassau over a six year period.

On August 8, 2003 we issued 50,000 shares to Nassau, being the date on which the TSX Venture Exchange (the "Exchange") approved (the "Approval Date") the Blue Mountain Project as a "qualifying property." One year following the Approval Date, we will, at our option, issue Nassau an additional 50,000 shares. On years two through five we will, at our option, make cash payments totaling $190,000, with a final payment of $1,300,000 due on the sixth anniversary of the Approval Date.

Upon making the final payment to Nassau, we will then own 100% of the Blue Mountain Project, subject only to a retained 2% net smelter royalty ("NSR") on gold recovered from the Blue Mountain Project. We will have the right to buy down the 2% NSR to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars and the transaction with Nassau is at arm's length.

Location and Access

A good gravel, maintained and all-weather road (the Jungo Road) links the project to Winnemucca. Local access from the Jungo Road (the last five miles to the project area) is via unimproved dirt road, but this road is accessible by a two-wheel drive vehicle.

The Blue Mountain Project is located in the Basin and Range province of Nevada, an area of broad flat basins divided by high mountain ranges. Elevations in the Basin and Range province range from about 4,000 feet to nearly 11,000 feet. Rivers are rare and most drainage is to the nearest basin.

The climate around Blue Mountain is a desert climate characterized by dry warm summers and dry cool winters. Precipitation is less than ten inches per year. At the Blue Mountain project vegetation consists primarily of sage bush, tumbleweeds and grasses.

Property geology

The property is underlain by a thick sequence of older sedimentary rocks consisting of mudstone, siltstone, and sandstone; all of which are regionally metamorphosed to a low degree. Younger felsic and fine-grained basic rocks intrude the above rocks along faults. The felsic rocks are ubiquitous in drill holes within the altered and mineralized zones. Remnant patches of volcanic rocks and volcanic sediments are locally preserved on top of the older rocks.

High- and low-angle faults dissect all rocks on the property. A major west-dipping, low angle fault encountered at depth in drilling separates the two principal older rock formations found on the property. This low- angle fault underlies a large portion of the property, dips west at a shallow angle, and extends further west under pediment cover. This fault is 25 feet to over 100 feet thick, is extensively broken, and is an important zone for localization of non-economic, low-grade gold mineralization found on the property.

Several sets of high-angle faults also dissect all the above rocks and are the principal locus of alteration exposed on the surface of the property. These high-angle faults are potentially the controlling structures for gold mineralization developed along the above-discussed low-angle fault. These high-angle faults carry higher-grade gold mineralization and are important to the structural preparation of all of the rock units.

Prior geologic mapping has identified at least five northeast trending and seven northwest trending faults. Both sets of these faults appear to have been channel ways for mineralizing fluids, as zones of mineralization are found on or surrounding these faults. The north-south faults appear to be the latest set of fault.

The Blue Mountain Project was optioned because geologic evaluation determined that it had sufficient merit to justify further expenditure of money to continue exploration efforts Also, it is situated in an area which has been postulated to lie along an important structural trend of precious-metal mineralization historically. Carl Hering, one of our Directors, was involved in the evaluation and selection of this property. He has a PhD in Geology from the University of Oregon (1981) and has worked in the exploration and mining industry for over 20 years.

Previous exploration

Numerous mining and exploration companies have worked on the property during the past 20 years as detailed below. Most of our work thus far has centered on compilation and evaluation of this past work, however late in 2003 an initial field investigation program was completed.

Geological, alteration mapping and rock chip including trench sampling was initially done by a private US corporation in 1983. Results of this work suggested that a precious metal-bearing system was responsible for the exposed alteration on the property. Billiton Minerals optioned the property from Nassau in 1984 and conducted additional geological mapping and geochemical sampling. In 1985, Billiton began a drilling program. Between 1985 and 1987 Billiton drilled a total of 50 drill holes. Billiton subsequently terminated their option agreement with Nassau.

Subsequently, Prime Exploration carried out an aerial geophysical survey in 1988 and also conducted a ground geophysical survey in the same year. Prime then drilled three core holes and three rotary holes. Prime returned the property to Nassau in 1988.

In 1989, Placer Dome optioned the property from Nassau and undertook a biogeochemical sampling program and a seismic geophysical program in the covered areas of the western portion of the property. Results were negative, and Placer Dome dropped their option on the property in 1990.

Lac Minerals carried out a compilation of previous data in 1991 and drilled 12 new rotary drill holes. LAC relinquished their option on the property.

Blue Desert Mining drilled 11 rotary holes and one large diameter geothermal exploration hole between 1994 and 1998.

The most recent work on the property, prior to our involvement, was conducted by Newmont Gold. Newmont completed an airborne geophysical survey over the property in 2000 and drilled a total of 2,560 feet of rotary and 680 feet of core in five drill holes in 2001.

Zonge Geosciences reinterpreted the Newmont airborne geophysical data for us. Several untested anomalies were identified both under the pediment and along the range front. To date, field investigation of these anomalies by us has just been initiated.

No reserve has currently been defined on the property. Because of the wide drill hole spacing more work is judged to be practical.

Proposed Exploration Work

To further evaluate the property we proposed a two-stage program. We planned to compile the historic geological and assay drill data into a digital database, review the existing geophysics, and refine potential targets to properly locate new drill holes. A geologic review of the existing data will verify the geologic setting and the possible extensions to already intercepted high-grade zones at depth and within the main mineralized zone, the low-angle fault. Geologic mapping in the north and northeast areas, especially along the northeast trending faults, is required to obtain more detailed information regarding these structures and extensions. Additional geophysical surveys are proposed to evaluate the potential for high-grade targets under the pediment cover.

After completing the above-described work we may complete additional drilling to evaluate any new geologic or geophysical targets. Also, some core drilling, designed to evaluate the higher grade, high-angle structures may be undertaken as well.

The first stage was planned to take about eight months, and cost up to $59,000.

Stage 1 will include re-processing existing geophysical data, undertaking new geophysical work and completing new surface mapping and sampling. We will also run gravity and magnetics testing. Geologic mapping work and completing new surface mapping and will also be performed. The objective of Stage 1 is to determine targets for drilling.

Stage 2 will consist of road construction, reclamation work, and the drilling of up to 2,000 feet of reverse circulation drilling and 2,000 feet of core drilling. Stage 2 will only occur if suitable drill targets are identified. We may attempt to interest another company in the property before, during or after Stage 1. We have not identified the Company we intent to interest.

Stage 2 is expected to take about four months and costs up to $117,000.

We will be utilizing self-contained, diesel-powered generators to source power at the property when undertaking the proposed exploration program detailed herein.

Carl Hering, PhD Geology, one of our Directors, visited the Blue Mountain Project several times during the period from March to July 2003.

There are no known reserves on the Blue Mountain Property.

There are no permanent facilities, plants, buildings or equipment on the property. All prior drill hole locations, road access routes, and previous disturbances have been reclaimed.

Stage 1 Work Completed to Date

All available data from the 20 years of previous exploration work were compiled into a single digital database. Because the old data was poorly organized and much of it had to be located from a variety of sources, this initial work took longer than originally anticipated. Once the old geophysical data was compiled, Zonge Geophysics of Reno, Nevada re-interpreted some of the Newmont airborne geophysical information. This re-interpretation led to the identification of a new east-west zone of potential interest in the northern portion of the property. Follow-up field work was completed late in 2003, and results of this program have recently been summarized.

We completed the data compilation and fieldwork portion of our Stage 1 program to explore it's 100% optioned Blue Mountain Project. Work was carried out by a contract geologic staff overseen by Dr. Carl Hering, one of four directors. Work was completed in December 2003 and a report has recently been presented to our Board.

Our work concentrated on identifying which structures are the primary feeder structures, and hence may be connected to the high-grade intercepts from previous drilling. Additionally, thicker, better-grade zones of the tabular low-angle zone were sought. Careful review of previous drilling, and detailed mapping and sampling of structures over the northern portion of the property were the principal techniques involved in this re-evaluation. We intend to continue with exploration for mineralized material. As of the date of this prospectus, we have not found mineralized material.

LS Property:

Option

On February 27, 2004, we acquired an option on the LS Property, and have the right to acquire a 100% interest, in these 80 mineral claims located in Lander County, Nevada, subject to a retained 3% net smelter royalty. We made an initial $5,000 payment upon execution of the agreement dated February 27, 2004, and would, at our option, make further cash payments totaling $1,400,000 over a 15 year period. Additionally, we are required to carry out a minimum year-one work program of $10,000 and must complete a total work program of $1,400,000 over the 15 year option period.

The schedule of payments is as follows:

Due Date	Cash Payment	Work Commitment
On execution of Agreement	$5,000 (PAID)	--
By Yr. 1 Anniversary	$15,000	$10,000
By Yr. 2 Anniversary	$25,000	$50,000
By Yr. 3 Anniversary	$50,000	$100,000
By Yr. 4 Anniversary	$155,000	$100,000
By Yr. 5 Anniversary	$250,000	$250,000
By Yr. 6 Anniversary	$250,000	$250,000
By Yr. 7 Anniversary	$250,000	$240,000
Each of Yrs. 8 to 15	$50,000	$50,000
TOTAL	$1,400,000	$1,400,000

Location and Access

The LS Property consists of 80 mineral claims (1,600 acres) situated along the Battle Mountain mineral trend, in the Northern Shoshone Range, Lander County, Nevada. The LS gold prospect is accessed via State highway 305 south from Battle Mountain for approximately 20 miles and then 8 miles by the Redrock Canyon-Carico Lake Valley road to the southwest corner of the property. Two-track dirt, 4-wheel drive roads cross the property.

Property Geology

The LS Property is located along the northern margin of a volcanic depression. Data collected and compiled to-date suggests that the claim block contains a potential gold target. Geologically, the area is characterized by poorly exposed Paleozoic sedimentary rocks, which overlie younger metamorphic rocks and are separated by a low-angle fault. Both low- and high-angle faulting dissect the region. Mapped areas of alteration, with coincident gold and trace element anomalies, define a structural and stratigraphically controlled mineralized zone. The alteration features are characteristic of the sedimentary rock-hosted style of gold mineralization common throughout northern Nevada.

Previous Exploration

The property has only undergone past geologic mapping and limited surface sampling and has never been drill tested.

Proposed Exploration Work

We have only recently acquired an option on this property and have not formulated a detailed work plan. Until we complete a detailed site visit, including verification sampling, we can not plan beyond the initial $10,000 required work program. We will complete initial geologic mapping and rock chip sampling to identity potential drill targets. This work should take about two months and will satisfy the required expenditure of the option.

There are no known reserves on the property and the proposed exploration program is an exploratory search for ore only.

There are no permanent facilities, plants, building or equipment on the property.

Luna Gold - LS & NBM Property Locations

R 44 E
R 45 E
R 46 E
T 34 N
T 35 N
T 36 N
T 37 N
T 38 N
T 39 N
T 40 N
NBM Property (Section 22, T34N, R45E)
Town - Battle Mountain
80
305
LS Property (Centered on Section 22, T28N, R44E)
State of Nevada
Fort McDermitt Reservation
Duck Valley Reservation
Winnemucca
Elko
Battle Mountain
Pyramid Lake Indian Reservation
Humboldt
Pyramid Lake
Te-Moak Reservation
Reno
Sparks
Fallon
Carson City
Lake Tahoe
Walker River Indian Reservation
Walker Lake
Hawthorne
Ely
Goshute Indian Reservation
Great Basin
Duckwater Indian Reservation
Tonopah
Death Valley
Las Vegas
Moapa River Indian Res.
Lake Mead
Henderson
Boulder City
Laughlin

☐ = 1 sq mile

Geographic Locations reference the Nevada Geographic Coordinate Database (GCDB)

NBM Property:

Option

On February 27, 2004, we acquired an option on the NBM Property, and have the right to acquire a 100% interest in these 36 mineral claims located in Lander County, Nevada, subject to a retained 3% net smelter royalty. We made an initial $5,000 payment upon execution of the agreement dated February 27, 2004, and would, at our option, make further cash payments totaling $1,400,000 over a 15 year period. Additionally, we are required to carry out a minimum year-one work program of $10,000 and must complete a total work program of $1,400,000 over the 15 year option period.

The schedule of payments is as follows:

Due Date	Cash Payment	Work Commitment
On execution of Agreement	$5,000	--
By Yr. 1 Anniversary	$15,000	$10,000
By Yr. 2 Anniversary	$20,000	$25,000
By Yr. 3 Anniversary	$50,000	$50,000
By Yr. 4 Anniversary	$160,000	$100,000
By Yr. 5 Anniversary	$250,000	$250,000
By Yr. 6 Anniversary	$250,000	$250,000
By Yr. 7 Anniversary	$250,000	$315,000
Each of Yrs. 8 to 15	$50,000	$50,000
TOTAL	$1,400,000	$1,400,000

Location and Access

This property consists of 34 lode claims (640 acres) located along the western flank of the Sheep Creek Range in Lander County, Nevada. It is located in Section 22 of Township 34N, Range 45E. The property is easily accessible from Battle Mountain via a paved country road for about 5.5 miles to the North Battle Mountain rail siding. From here, the area of interest is reached via 7 miles on a graded gravel road from which an improved dirt road leads east to the north-central part of the property.

Property Geology

The western half of the property, lying at the base of the Sheep Creek Range, is covered by locally derived gravels and stream deposits. The eastern half of the property consists of Paleozoic sedimentary rocks including highly altered quartzite. These units are capped by younger volcanic rocks which cover the eastern third of the property. Numerous high and low angle faults dissect the section.

Previous Exploration

There has been no previous exploration on the property.

Proposed Exploration Work

We have only recently acquired an option on this property and have not yet formulated a detailed work plan. Until we complete an initial program, including verification sampling, we can not plan beyond the initial $10,000 required work program. We will complete initial geologic mapping and rock chip sampling to identify potential drill targets. This work should take about two months and will satisfy the required expenditure of the option.

There are no known reserves on the property and the proposed exploration program is an exploratory search for ore only.

There are no permanent facilities, plants, buildings or equipment on the property.

China Properties

Dongchuan Project:

Option

On June 2, 2004, we entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") pursuant to which we together agreed to establish a Sino-Foreign co-operative joint venture company in the Yunnan Province, PRC. The joint venture company will be called the Xinan Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Dongchuan area of the Yunnan, Province, PRC.

Pursuant to the terms of the co-operative agreement, we agreed to invest, at our option, a total of US$3.1 million over three years to earn a 70% interest in the co-operative company. After we have earned a 70% interest, at our option, we may earn a further 20 % interest in the co-operative company by investing an additional US$6 million.

If we elect to terminate the co-operative agreement at any time, all unexpended amounts that we may have paid to the co-operative company will be returned to us and all rights to the property will be returned to YNMG.

The schedule of payments is as follows; beginning from the date the joint venture company is successfully incorporated:

Due Date	Investment

By Yr. 1 Anniversary	$540,000
By Yr. 2 Anniversary	1,000,000
By Yr. 3 Anniversary	1,510,000
Total	$3,050,000

We have not paid any money as of the date of this prospectus.

Location and Access

The Dongchuan Project encompasses three areas made up of three exploration licenses and two license applications. The three areas are in the rugged northeastern part of Yunnan Province, China. Together the licenses and applications cover a little over 175 square miles. For ease of reference the three areas are referred to in this write-up as the eastern, central and western project areas.

Access to the areas, from the Provincial capital city, Kunming, is obtained by a combination of roads that ranges from good toll freeways near Kunming to primitive local dirt roads on the properties. The local roads are normally passable to 2 wheel drive vehicles with good ground clearance. Some parts of the central and eastern areas may be accessible only by footpaths. In May of 2004 a drive from Kunming to the central area covered about 160 miles and took about 8 hours, including routine meal and fuel stops. A drive from Kunming to the western area took about 10 hours covering 140 miles. Though the western and central areas of the project are only about 20 miles apart, there is no direct road link, so that traveling from one part of the project to another may entail a road trip of about 300 miles.

The project area lies just north of 26_ of latitude, and has an extreme range of elevations from about 2,900 feet to close to 9,000 feet above sea level. This produces a considerable range of climates, from sub-tropical at lower elevations to temperate and sometimes cold at the higher elevations. Snowfalls are not common but do occur. There can be up to a meter of precipitation annually, mostly between April and October.

History of the Dongchuan Project

The history of gold exploration is very brief. Regional scale geological maps exist.

Present State of the Project

At present neither Yunnan Nonferrous Geology and Mining Ltd. nor Luna Gold Corp. is doing work on the project. Neither have any buildings or equipment in the project areas.

Property Geology

The sedimentary rocks that dominate in the district are mostly between about 2,000 million years and 600 million years old. They consist of shales, slates, sandstones and dolostones (limestone-like rocks, differing from limestone in their main component mineral). The rocks have been extensively folded and faulted during later episodes of deformation of the earth's crust. The strongest deformation was 200 to 300 million years ago, and at about the same time, some basaltic volcanic rocks erupted and were deposited in the region.

Proposed Program

A recommended exploration program for the Dongchuan Project consists of two stages, the first stage being primarily one of due diligence. We have not yet acquired all of the existing exploration data for the license areas. We need to acquire the information and evaluate it in detail. The first stage also includes some new, relatively low-cost work

1.

Acquire, assimilate and field check all of the existing data, including but not limited to the original stream sediment survey data, prospecting and rock sampling data, Yunnan Mining's quality control data, and such other information as may exist. The areas high-lighted by the stream sediment geochemistry should be re-visited in the field to assess the significance of the anomalies.

2.	Complete a satellite image interpretation of the geology of the project area.

3.

Assuming that the exploration licenses under application are granted, do reconnaissance geological field studies in the eastern project area, as it has had no prior exploration work. These field studies should be done after the satellite image study, as the latter may help guide the field workers to areas of interest.

Including overheads and administrative costs in China, the Stage 1 program outlined above is expected to cost in the order of US$112,000.

The second stage of exploration is contingent upon the due diligence and preliminary reconnaissance work in Stage 1 confirming that additional work is merited. The second stage is proposed to consist of:

1.

An airborne magnetic and radiometric geophysical survey. Geophysical surveys use instruments that are able to detect certain properties of rocks in the subsurface. This survey would cover all of the project license areas.

2.

Follow-up reconnaissance field work in selected areas of the central project area, which has already been covered by regional steam sediment surveys. The details of this work would depend on the results of the preceding Stage 1 work and the airborne survey. The follow-up work would consist of more detailed stream sediment, soil and rock sampling, geological mapping and ground geophysics.

3.

Initial reconnaissance field work in the western project license area, within which there are active iron mines. The reconnaissance field work would consist of regional stream sediment sampling, prospecting and initial geological studies.

4.

Assuming that the exploration licenses under application are granted, do additional reconnaissance field work in the eastern project area. This work would consist of regional stream sediment sampling and prospecting.

Including overheads and administrative costs in China, the Stage 2 program outlined above is expected to cost in the order of US$1.53 million.

The license areas that comprise the Dongchuan Project contain no known reserves of gold mineralization, nor known bodies of gold mineralization that could develop into reserves. The program described above is exploratory in nature.

DONGCHUAN
PROPERTY LOCATION MAP
YUNNAN PROVINCE, CHINA
Budo Property - 95.2 km2
Sikeshu Property - 100.7 km2
Daliangzi Property - 40.5 km2
SICHUAN
PROVINCE
Chang Jiang
ChangJiang
N
YUNNAN PROVINCE
Laohuoshan Property - 101.5 km2
Lumuo Property - 122.3 km2
0
10
20
Kilometres
Granted Exploration Rights
Exploration Right Applications
Others
LUNA GOLD CORP.

Gongguo Project:

Option

On May 18, 2004 we entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") pursuant to which we together agreed to establish a Sino-Foreign co-operative joint venture company in Yunnan Province, PRC.

The joint venture company will be called the Xinlong Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Gongguo area of the Yunnan, Province, PRC.

Pursuant to the terms of the co-operative agreement, we have agreed to invest, at our option, a total of US$3.05 million over three years to earn an 80% interest in the co-operative company. After we have has earned its 80% interest, contributions to the co-operative company will be made pro rata, provided that YNMG's interest can be diluted to not less than 10% if it elects not to make cash contributions.

If we elect to terminate the co-operative agreement at any time, all unexpended amounts that we may have paid to the co-operative company will be returned to us and all rights to the property will be returned to YNMG.

The schedule of payments, beginning from the date the joint venture company is successfully established, is as follows:

Due Date	Investment Date
By Yr. 1 Anniversary	$600,000
By Yr. 2 Anniversary	$1,000,000
By Yr. 3 Anniversary	$1,500,000
Total:	$3,100,000

As of the date hereof we have not paid any money.

Location and Access

The Gongguo Project is located in the rugged southwestern part of Yunnan Province, China. A good toll freeway connects the area to the provincial capital, Kunming, about 510 kilometers by road to the east. The nearest commercial airport is in the Dali - Xiaguan area, about 120 kilometers by freeway to the east of the project. Once in the project area, access to the Mining and Exploration Licenses that comprise the project is by local roads, paved or unpaved, and by footpaths. Access to the known mineral occurrences is by footpath. The local infrastructure is minimal. The area has a tropical rainforest climate with a rainy season that lasts from about May to the end of October.

History of the Gongguo Project

The gold occurrences known to exist on the Gongguo licenses were discovered as a result of a regional stream sediment survey done by Yunnan Nonferrous Geology and Mining Ltd. in 1998. A stream sediment survey consists of collecting a sample of the fine sediment from a stream channel and sending it to a laboratory to be analyzed for elements of interest, in this case gold. Discovery of an above-normal level of gold in a stream's sediment leads to prospecting of the bedrock in the area drained by the stream. Between 1998 and 2000, exploration work in the project area included prospecting, surface rock sampling, the excavation of shallow trenches to expose bedrock in areas of interest and the driving and sampling of 6 exploration tunnels at one prospect, Xiaoganqin.

Present State of the Property

At present neither Yunnan Nonferrous Geology and Mining Ltd. nor we are doing work on the project.

99 07'30"E
99 15'00"E
99 22'30"E
25 45'00"N
25 37'30"N
25 30'00"N
N
Sanquicun
Gongguo
Xiamaizhang
Legend
Outline of Project Area
Exploration Licenses
Existing License
Xiaoganqin Mining Lease
Prepared by P. Ronning
Data from Luna Gold Corp.
and Yunnan Nonferrous
Geology and Mining Ltd.
China
Gongguo
Luna Gold Corp.
Gongguo Project, Yunnan, China
Property Map

Property Geology

The project area is adjacent to a large fault that marks a structural zone between two large land blocks. Rocks in the project area are predominantly Mesozoic sediments, including mudstones, siltstones and sandstones. Where shattered, the rock was permeable, which allowed mineralizing fluids to pass through it. These fluids deposited quartz veins in an irregular network pattern.

Proposed Program

A recommended exploration program at Gongguo consists of two stages, the first stage being comprised of the following components. In part this work is due diligence to validate the earlier work, and in part it is new:

1.	Acquire and assimilate all the existing regional exploration data. Re-visit the known occurrences in the field and assess them to determine what additional work is merited.

2.	Complete a satellite image interpretation of the geology of the project area.

3.

Review all the exploration data for the Xiaoganqin Prospect. Re-sample the tunnels and surface exposures sufficiently to validate the earlier sampling. Advance the geological mapping with an emphasis on structure and alteration.

Including overheads and administrative costs in China, the Stage 1 program outlined above is expected to cost in the order of US$200,000.

The second stage of work is contingent on success in the first stage, particularly in the due diligence aspects of the first stage. The second stage consists of:

4.	An airborne magnetic and radiometric geophysical survey. Geophysical surveys use instruments that are able to detect certain properties of rocks in the subsurface.

5.	Grid-based geology, geochemistry and geophysics on target areas confirmed or identified in Stage 1.

6.

Underground exploration, via tunnels, of the Xiaoganqin Prospect. Underground exploration, using local labour, is proposed instead of drilling due the logistical challenge of getting a modern drill and qualified drillers, and finding some way to get the equipment into this rugged and relatively undeveloped area.

Including overheads and administrative costs in China, the Stage 2 program outlined above is expected to cost in the order of US$720,000.

The license areas that comprise the Gongguo Project contain no known reserves, and the program described above is exploratory in nature.

Government Regulation

Exploration activities are subject to various national, state, foreign and local laws and regulations in the United States and China, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the United States and China.

Environmental Regulation

Our exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our exploration activities are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomic.

Competition

We compete with other exploration companies searching for gold and other precious metals properties. There is competition for the limited number of gold acquisition opportunities, some of which is with other companies having substantially greater financial resources than we do. As a result, we may have difficulty acquiring attractive exploration properties.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

Employees

We intend to continue to use the services of consultants for exploration work on our properties. Carl Hering, PhD. Geology, one of our directors, is a geological consultant for our company. We have one employee at this time, our President Tim Searcy.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our exploration activities.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Luna Gold Corp. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. Whatever money we do raise will be used as set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers and directors. However, our officers and directors are unwilling to make any commitments to loan us any additional money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend exploration activities until we do raise the cash, or cease exploration activity entirely. Whether we raise the minimum or maximum amount from this offering, we believe the money will last a year and allow us to operate for a period of at least twelve months. Accordingly, we believe we will not have to raise additional capital during the next twelve months. Other than as described in this paragraph, we have no other financing plans.

Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the property. We do not intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we do not have enough money, we will cease exploration activities until we raise more money or try to find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will cease exploration activities. If we cease exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any further employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are an exploration stage corporation and have not generated any revenues from our exploration activities. Further, we did not generate any revenues in 2003 or 2002 while we were engaged in the business of revenue streaming. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our exploration activities. Equity financing could result in additional dilution to existing shareholders.

Other than as described herein, we have no other financing plans.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our future exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of September 12, 2004, we have not generated revenues, and have experienced negative cash flow from exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the six month period ended June 30, 2004, for the six month period ended June 30, 2003 and for the period from the inception of our mining business as of January 20, 2003 to June 30, 2004 of $570,176, $202,321 and $1,036,863, respectively. We did not earn any revenues during the period ended June 30, 2004 and the year ended December 31, 2003.

During 2003 we refocused our efforts toward the mining business and optioned the right to acquire the Blue Mountain Project. The acquisition of the property was approved by TSX Venture Exchange on August 8, 2003. Our stock resumed trading following the approval. See Note 3 of the June 30, 2004 financial statements for further details. During 2003 we also closed a private placement in the amount of $450,000, the proceeds of which are being used to perform work on the Blue Mountain Property, as described below, and for working capital purposes. See Note 4 of the June 30, 2004 financial statements contained herein for further details. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in our property until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility.

We have filed this SB-2 registration in which we are offering up to a total of 9,000,000 shares of common stock on a self underwritten basis, 3,000,000 units minimum, 9,000,000 units maximum. The offering price is $0.30 per unit. If the minimum number of units is not sold within the 90 day period or 180 day, if extended, from the effective date of this offering, we will promptly refund the escrowed subscription funds to you. If at least 3,000,000 units are sold within the 90 day period or 180 day period, if extended, all money received will be delivered to us and there will be no refunds. We have opened an account at the Canadian Imperial Bank of Commerce which account will hold the funds until such time as the minimum number of shares has been sold. The offering will be for a period of 90 days from the effective date of this registration statement and may be extended for an additional 90 days if we so choose to do so. We have no underwriter and as of September 12, 2004, we have not sold any shares of common stock to the public. We have not sold any units to the public because we are filing this amendment.

Our financial statements included in this quarterly report have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

Our Proposed Exploration Program

We must conduct exploration to determine what amounts of minerals exist on our properties and if such minerals can be economically extracted and profitably processed.

Our exploration program is designed to efficiently explore and evaluate our properties.

We do not claim to have any mineral reserves whatsoever at this time on our properties.

Our anticipated exporation costs for our respective properties, over the next twelve months is as follows:

Blue Mountain Project	$176,000
Gongguo Project	$200,000
Dongchuan Project	$112,000
$478,000

Should we be successful in selling more than the minimum number of units we will likely enter the Stage 2 parts of the China exploration programs discussed earlier in this document.

In addition to work performed on the properties mentioned above, we intend to conduct exploration activity on the LS and NBM properties. Each property will require $10,000 on exploration activity within the first anniversary of each of the agreements by March 20, 2005. All exploration work will be dependent upon our ability to successfully complete our public offering or have a sufficient amount of warrants exercised.

Results of Operations

We have included in this report financial statements for the periods ended June 30, 2004 and 2003 and the period from January 20, 2003 (being the date of inception of our new business) to June 30, 2004.

Three-month period ended June 30, 2004

We incurred a net loss of $444,310 (2003: $134,264) for the quarter ended June 30, 2004, resulting in a loss per share of $0.04 (2003: $0.01). The loss was attributable to operating expense of $441,417 (2003: $134,264), interest expense of $2 (2003: nil) and foreign exchange loss of $2,891 (2003: nil).

During the quarter we incurred $282 (2003: $375) in depreciation and amortization, $92,851 (2003: $11,764) in consulting fees, $15,542 (2003: $52,813) in exploration expense, $4,994 (2003: $10,956) in filing fees, $17,435 (2003: $11,424) in general and administrative expenses, $5,456 (2003: $5,373) in management fees, $153,379 (2003: nil) in organization expense, $45,498 (2003: $32,161) in professional fees, $7,651 (2003: $6,448) in rent, and $88,295 (2003: nil) in travel and conference.

Expenses increased as we refocus our efforts to the China properties. Consulting fees increased as we retained the service of director Kit Lee. We agreed to compensate Kit retro-active to November 2003 as this is when he began his efforts to acquire properties in China. Kit will be assisting us on property generation as well as exploration. Exploration expense decreased as we focused our effort on acquiring the China properties. The majority of the exploration expense relates to work performed on the Blue Mountain Property. This work included mapping, sampling, data compilation and claims fees. Exploration expense also includes costs related to area reconnaissance work. The exploration expenses related to Blue Mountain was as follows: $10,674 in geologist fees, $1,264 in graphics supplies and analysis, and $4,199 in travel and transportation. General and administrative expense increased due to increased activities associated with acquiring new properties in China. Management fees were constant as the monthly charge is approximately $1,675 per month. Organization expense relates to funds advanced to China to pay for costs associated with acquiring the necessary approvals for the joint-venture agreements and the creation of the new joint venture companies. These advances will count towards the investment required to earn Luna's interest in the Chinese properties. Professional fees increased as we incurred legal fees to draft the agreements in China and also to file an SB-2 registration statement with the SEC. Travel fees increased as several directors spent time travelling in China during the quarter and we reimbursed Kit for travel expenses in China retro-active to November 2003 as this is when Kit first travelled to China to acquire properties.

Three- month period ended June 30, 2003

We incurred a net loss of $134,264 for the six-month period ended June 30, 2003, resulting in a loss per share of $0.01. The loss was attributable to operating expenses of $134,264.

During the period we incurred $375 in depreciation and amortization, $11,764 in consulting fees, $52,813 in exploration expense, $10,956 in filing fees, $11,424 in general and administrative expenses, $5,373 in management fees, $32,161 in professional fees and $6,448 in rent.

Expenses increased over the prior year period due to the increased activities as we enter the mining business. Professional fees increased due to increased filing and reporting activities. Management fees decreased due to a reduction in the monthly charge to approximately $1,675 per month. Consulting expense increased as we contracted geologists, including a director, to perform certain exploration activities. Exploration expense consists of monies spent on the due diligence of several prospective exploration properties including the Blue Mountain property

Six-month period ended June 30, 2004

We incurred a net loss of $570,176 (2003: $202,321) for the six-month period ended June 30, 2004, resulting in a loss per share of $0.05 (2003: $0.02). The loss was attributable to operating expenses of $564,564 (2003: $202,321), and foreign exchange loss of $5,582 (2003: nil).

During the period we incurred $576 (2003: 721) in depreciation and amortization, $106,973 (2003: 28,292) in consulting fees, $90,757 (2003: 64,523) in exploration expense, $7,648 (2003: 14,682) in filing fees, $19,946 (2003: 18,495) in general and administrative expenses, $11,145 (2003: 10,339) in management fees, and $61,363 (2003: 49,912) in professional fees, $14,478 (2003: $12,407) in rent, $153,379 (2003: nil) in organization expense and $88,295 (2003: nil) in travel and conference.

Expenses increased over the prior year period due to the increased activities as we enter the mining business. Consulting fees increased as we contracted several geologists, including a director, to perform certain exploration activities. We also retained the services of director Kit Lee. We agreed to compensate Kit retro-active to November 2003 as this is when he began his efforts to acquire properties in China. Kit will be focused on property generation as well as assisting in exploration. The majority of the exploration expense related to work performed on our Blue Mountain Property. This work included mapping, sampling, data compilation and claims fees. Also included in exploration expense are staking fees on the NBM and LS Properties (see our 2003 10KSB for further information on the properties), which were acquired during the six-month period ended June 30, 2004. Exploration expense also includes costs related to area reconnaissance work. The exploration expenses related to Blue Mountain was as follows: $49,594 in geologist fees, $3,784 in graphics supplies and analysis, and $9,005 in travel and transportation. We also spent $10,623 and $18,336 in staking fees on NBM and LS claims respectively. Management fees were constant as the monthly charge is approximately $1,675 per month. Organization expense relates to funds sent to China to pay for costs associated with acquiring the necessary approvals for the Chinese agreements and the creation of the new joint venture companies. These payments will count towards the spending required to earn Luna's interest in the Chinese properties. Professional fees increased as we incurred legal fees in preparing an SB-2 registration statement, as well as to draft the joint-venture agreements in China. Travel fees increased as several directors spent time travelling during the quarter and we agreed to reimburse Kit for travel expenses in China retro-active to November 2003 as this is when Kit first travelled to China to acquire properties.

Six-month period ended June 30, 2003

We incurred a net loss of $202,321 for the six-month period ended June 30, 2003, resulting in a loss per share of $0.02. The loss was attributable to operating expenses of $202,321.

During the period we incurred consulting fees of $28,292 and $721 in depreciation and amortization, $12,407 in rent, 2,950 in marketing and promotion, $14,682 in filing fees, $10,339 in management fees, $18,495 in general and administrative expenses $64,523 in exploration expense and $49,912 in professional fees.

Expenses increased over the prior year period due to the increased activities as we enter the mining business. We spent $64,523 on exploration activity compared to nil in the previous year's period. Professional fees increased due to increased filing and reporting activities due to our entering the mining business. Fees also increased due to our legal work involved in preparing a SB-2 registration statement. Management fees decreased due to a reduction in the monthly charge to approximately $1,675 per month. Consulting expense increased due as we contracted geologists, including a director of the company, to perform certain exploration activities. Exploration expense consists of monies spent on the due diligence of several prospective exploration properties including the Blue Mountain property.

Period of inception of the mining business, January 20, 2003 to June 30, 2004

We incurred a net loss of $1,036,863 for the period of inception to June 30, 2004, resulting in a loss per share of $0.09. The loss was attributable to operating expenses of $1,026,162 and foreign exchange loss of $10,701.

During the period we incurred $1761 in depreciation and amortization, $177,398 in consulting fees, $293,674 in exploration expense, $28,785 in filing fees, $51,141 in general and administrative expenses, $31,616 in management fees, $153,379 in organization expense, $142,057 in professional fees and $39,044 in rent.

Expenses increased over the prior year period due to the increased activities as we enter the mining business. Consulting fees increased as we contracted several geologists, including a director, to perform certain exploration activities. We also retained the services of director Kit Lee. We agreed to compensate Kit retro-active to November 2003 as this is when he began his efforts to acquire properties in China. Kit will be focused on property generation as well as assisting in exploration. The majority of the exploration expense related to work performed on our Blue Mountain Property. This work included mapping, sampling, data compilation and claims fees. Also included in exploration expense are staking fees on the NBM and LS Properties (see our 2003 10KSB for further information on the properties), which were acquired during the six-month period ended June 30, 2004. Exploration expense also includes costs related to area reconnaissance work. The exploration expenses related to Blue Mountain was as follows: $78,705 in geologist fees, $37,031 in graphics supplies and analysis, and $24,463 in travel and transportation. We also spent $10,623 and $18,336 in staking fees on NBM and LS claims respectively.

General and Administrative expense increase as supporting activities increased including office and communication expense. Management fees were constant as the monthly charge is approximately $1,675 per month. Organization expense relates to funds sent to China to pay for costs associated with acquiring the necessary approvals for the Chinese agreements and the creation of the new joint venture companies. These payments will count towards the spending required to earn Luna's interest in the Chinese properties. Professional fees increased as we incurred legal fees in preparing a SB-2 registration statement, as well as to draft the joint-venture agreements in China and also to file an SB-2 registration statement with the SEC. Travel fees increased as several directors spent time travelling during the quarter and we agreed to reimburse Kit for travel expenses in China retro-active to November 2003 as this is when Kit first travelled to China to acquire properties.

Balance Sheets

Total cash and cash equivalents as at June 30, 2004 and December 31, 2003, were respectively, $60,835 and $11,483. Working capital as at June 30, 2004, and December 31, 2003, were respectively, $(70,927) and $(40,024).

The decrease in working capital between June 30, 2004 and December 31, 2003 was attributable to operating expenses of $125,839, and an interest expense of $28. No revenue was generated during the period.

Total share capital as at June 30, 2004 and December 31, 2003, was respectively, $5,606,195 and $5,068,305. Total shares outstanding as at June 30, and December 31, 2003, was respectively, 16,894,446 and 12,441,946.

Current Capital Resources and Liquidity

Our capital resources have been limited. We currently do not, and will not, generate revenue for business operations, and to date have relied on the sale of equity and related party loans for cash required for our operations. There can be no assurances that any outstanding share purchase warrants will be exercised.

We have filed an SB-2 registration statement and are attempting to raise up to $2,700,000 which funds would be directed towards our mining operations. We have raised no funds to date on this offering. There can be no assurances that we can obtain future additional financing on terms reasonably acceptable to us or at all. The lack of capital may force us to curtail our operating activities and potential investment activities.

We do not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements.

MANAGEMENT

The following table and text sets forth the names and ages of all of our directors, executive officers and significant employees, as at September 12, 2004. All of the directors serve until the next Annual General Meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors, executive officers and other significant employees:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Tim Searcy	President, Chief Executive Officer and Director	35	June 28, 2004 (Director, Chief Executive Officer and President)
David De Witt	President and Director	52	June 23, 1997 (Director)
Carl Hering	Director	55	January 20, 2003 (Director)
Gregg J. Sedun	Director	46	June 23, 1997 (Director)
Marcel de Groot	Director	31	June 19, 2000 (Secretary)
			July 31, 2001 (Director)
Lee Mun-Kit	Director	59	May 18, 2004 (Director)
Paul Visosky	Secretary	48	June 28, 2004 (Secretary)

The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

Tim Searcy - President, Chief Executive Officer and a member of the Board of Directors

Mr. Searcy is a Professional Geologist registered in Alberta. He holds a Master of Science (Geology) degree and a Master of Business Administration degree, both from the University of Toronto. Mr. Searcy has over five years experience as an exploration geologist, having worked for companies such as Falconbridge and BHP, as well as a number of juniors. After acquiring his MBA in 2001, Mr. Searcy joined Placer Dome in November 2001 and worked in their corporate offices where he held positions in treasury and corporate development (M&A).

David De Witt - member of the Board of Directors

Mr. De Witt was a founding partner of De Witt Sedun, a firm focused exclusively on securities law, as well as a co-founder and director of Pacific Source Capital Ltd., a private venture capital company. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978, and practiced corporate and securities law until his retirement from practice in 1997. He is a director and/or officer of a number of private and public companies.

Carl Hering - member of the Board of Directors

Dr. Hering is a geologist with over 25 years of diversified technical and managerial experience in mineral exploration and corporate development. He has experience in all aspects of exploration from generative to advanced projects, negotiations, acquisition evaluation, mine and corporate valuation, management, strategic planning and new program design and implementation. From 1997 to 1999 Dr. Hering served as vice president corporate development for Bema Gold Corp., a Vancouver based mid-tier gold producer. His focus was on international acquisitions and business development, directed at the enhancement of shareholder value. Prior to this role, Dr. Hering worked in senior exploration positions for both Placer Dome Inc. and Noranda Exploration. He worked for Noranda Exploration from 1978 to 1988, primarily in the United States. From 1989 to 1996, he worked for Placer Dome in the United States, Latin America, Asia, Australia and later coordinated technical evaluations for major acquisition opportunities worldwide for Placer Dome Inc., corporate development. Most recently, Dr. Hering has worked for numerous clients as an independent consultant evaluating advanced exploration opportunities, operating mines, including technical evaluations for a major corporate finance group.

Gregg J. Sedun - member of the Board of Directors

Mr. Sedun graduated from the University of Manitoba in 1982 with a Bachelor of Law degree, and practiced securities law in Vancouver, British Columbia from 1983 until 1997. He was a partner in the law firm Rand Edgar Sedun, and later became a founding partner of De Witt Sedun, a firm focusing exclusively on securities law, where he practiced until his retirement from law in 1997. Mr. Sedun is a co-founder and director of several public companies and a director and co-founder of Pacific Source Capital Ltd., a private venture capital company.

Marcel de Groot - member of the Board of Directors

Mr. de Groot graduated from the University of British Columbia in 1996 with a Bachelor of Commerce degree. From May 1996 until October 1999, he worked for the Vancouver office of Grant Thornton where he obtained the Chartered Accountant designation. From November 1999 to April 2003, Mr. de Groot has worked as a consultant for us and several other companies both private and public. Since April of 2003 to February 2004, Mr. de Groot held the position of chief financial officer of Diamond Fields International Ltd.

Lee Mun-Kit - member of the Board of Directors

Mr. Lee graduated from the University of New Brunswick in 1969 with a Bachelor of Science degree, majoring in geology. From 1970 until 1987, he worked for Placer Dome and attained the position of exploration manager South-East Asia. From 1987 to 1994, Mr. Lee worked for Nuigini Mining in the position of exploration manager asia and manager ore reserves. From 1994 until December 2000, he was president of Zen International Resources Ltd, a company involved in gold and copper exploration projects in China. Since January 2001, Mr. Lee has been president of Ecopulp Pty. Ltd. a company providing consulting services to the mineral exploration and mining business.

Paul A. Visosky - Secretary and a member the Board of Directors

Mr. Visosky was educated at the University of Western Ontario in London, Ontario, where he received his M.B.A. and LL.B. in 1982. Mr. Visosky was called to the bar in British Columbia in 1983. Since April 2004, Mr. Visosky has been a partner of DuMoulin Black, a Vancouver securities law firm, where he practices corporate and securities law. Mr. Visosky acts for public and private companies in a variety of industry sectors with a focus on financings, TSX Venture Exchange listings, and mergers and acquisitions. Mr. Visosky spent two years at the British Columbia Securities Commission in the late 1980's as a policy advisor responsible for drafting legislation and policy statements, and advising the securities commission on securities law matters. From July 2003 to March 2004, Mr. Visosky was an associate counsel with DuMoulin Black. Previous to his work at DuMoulin Black, Paul was owner of NEXUS Venture Capital Lawyers. Mr. Visosky is a former director of the Canadian Listed Company Association and has served as a director and officer of a number of companies listed on the TSX Venture Exchange. He is a current member of the Exchange's local advisory committee.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer. None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

*	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

*	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

*

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

*

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Compensation was paid to our executive officers and directors as follows:

Summary Compensation Table

			Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	sation	Awards(s)	Options/	Payouts	Compens
Principal Position	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)

Tim Searcy	2003	nil	nil	nil	nil	nil	nil	nil
President, CEO &	2002	nil	nil	nil	nil	nil	nil	nil
Director	2001	nil	nil	nil	nil	nil	nil	nil

David De Witt	2003	nil	nil	nil	nil	150,000	nil	nil
Director	2002	nil	nil	nil	nil	nil	nil	nil
	2001	nil	nil	nil	nil	nil	nil	nil

Gregg Sedun	2003	nil	nil	nil	nil	150,000	nil	nil
Director	2002	nil	nil	nil	nil	nil	nil	nil
	2001	nil	nil	nil	nil	nil	nil	nil

Marcel deGroot	2003	$13,535	nil	nil	nil	150,000	nil	nil
CFO and Director	2002	$21,665	nil	nil	nil	nil	nil	nil
	2001	$22,058	nil	nil	nil	nil	nil	nil

Carl Hering	2003	$57,800	nil	nil	nil	150,000	nil	nil
Director	2002	nil	nil	nil	nil	nil	nil	nil
	2001	nil	nil	nil	nil	nil	nil	nil

Paul Visosky	2003	nil	nil	nil	nil	nil	nil	nil
Secretary	2002	nil	nil	nil	nil	nil	nil	nil
	2001	nil	nil	nil	nil	nil	nil	nil

Kirk Exner	2003	nil	nil	nil	nil	nil	nil	nil
Former President	2002	nil	nil	nil	nil	nil	nil	nil
	2001	$ 6,785	nil	nil	nil	nil	nil	nil

None of our executive officers have received annual salary and bonus in excess of $100,000. During 2003, 810,000 stock options were granted during the fiscal year ended December 31, 2003.

During June 2004 Mr. Searcy was granted 300,000 stock options exercisable at a price of $0.30. Also in 2004 Mr. Lee was granted a total of 450,000 stock options exercisable at a price of $0.30 (150,000 directly, and 300,000 indirectly). Mr. Lee also, indirectly, has a private option with Pacific Source Capital Ltd. to acquire 150,000 shares at a price of Cdn$0.16 exercisable until December 31, 2004. In June 2004, Director Carl Hering was granted 75,000 stock options exercisable at a price of $0.30.

We have no formal plan for compensating our directors for their service in their capacity as directors although such directors have received from time to time and are expected to receive in the future options to purchase common shares as awarded by the Board of Directors or (as to future options) a Compensation Committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on our behalf, other than services ordinarily required of a director. Other than as indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no management agreements with any of our directors or executive officers, other than those referred to herein.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Other than the management agreements and advisory agreements discussed herein, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Long-term Incentive Plans -- Awards in Most Recently Completed Fiscal Year

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to any Executive Officers during our most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (Stock Appreciation Rights) or restricted share compensation.

Aggregated Options and Stock Appreciation Rights Exercised During the Most Recently Completed Fiscal Year and Fiscal Year End Option/SAR Values

No incentive stock options or stock appreciation rights were exercised during the last fiscal year by any of our named executive officers. No stock appreciation rights were held by any of our named executive officers as at the end of our most recently completed fiscal year.

Compensation of Directors

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the TSX Venture Exchange. During the last fiscal year, we granted 600,000 stock options to our directors. During the fiscal year ended December 31, 2002, we did not grant incentive stock options to our directors.

Compensation Committee Interlocks and Insider Participation

We have no committee that performs the function of a compensation committee. None of our officers or directors serve on a committee making compensation decisions of any other entity. Directors generally participate in compensation-related matters.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Wyoming law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

To the knowledge of our management, as at September 12, 2004 no person beneficially owns more than five percent of any class of our voting securities other than as set forth below. The following table shows the total amount of any class of our voting securities owned by each of our executive officers and directors and by our executive officers and directors, as a group, as at September 12, 2004, and, as to a specific person, shares issuable pursuant to the conversion or exercise, as the case may be, of currently exercisable or convertible debentures, share purchase warrants and stock options.

The shares indicated as being beneficially owned by Gregg J. Sedun include 213,839 shares held by 513815 BC Ltd., a private company controlled by Mr. Sedun. Alison Sedun is the wife of our director, Gregg Sedun. Shares indicated as being beneficially owned by Alison Sedun include 1,336,666 held by Alcaron Capital Corp., a company owned by Mrs. Sedun, and 1,015,705 shares held by Pacific Source Capital Ltd. ("PSC"). Mrs. Sedun, through Alcaron Capital Corp. owns 50% of PSC. The shares indicated as being beneficially owned by Marianne De Witt include 1,015,705 shares owned by PSC. Mrs. De Witt, wife of our director David De Witt, through a private company owns 50% of PSC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Tim Searcy	0	0.00%
777 Dunsmuir Street
Vancouver, BC Canada

Gregg J. Sedun	434,424	2.57%
6015 Alma Street
Vancouver, BC Canada

Marcel de Groot	260,840	1.54%
3636 West 18th
Vancouver, BC Canada

David De Witt	172,555	1.02%
4718 West 6th Avenue
Vancouver, BC Canada

Carl Hering	40,000.24%
33174 Bergen Mountain Road
Evergreen, CO 80439

All Officers and Directors as a Group	907,819	5.36%
Six (6) Persons

Grant Sutherland	1,770,263	10.45%
Unit 16, 4725 Spearhead Drive
Whistler, BC Canada

Alison Sedun	2,407,221	14.21%
6015 Alma Street
Vancouver, BC Canada

Marianne De Witt	2,406,221	14.21%
4718 West 6th Avenue
Vancouver, BC Canada

Securities authorized for issuance under equity compensation plans.

We currently have issued 1,860,000 stock options to officers, directors and consultants. A total of 815,000 of these options are exercisable at $0.25 per option. The remaining 845,000 options are exercisable at $0.30 per option. Each option is exercisable into one common share.

Future Sales of Shares

A total of 16,936,115 shares of common stock are issued and outstanding. Of the 16,936,115 shares outstanding, 10,272,118 are freely tradeable and 6,663,997 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

DESCRIPTION OF SECURITIES

Common stock

We currently have issued 1,860,000 stock options to officers, directors and consultants. A total of 815,000 of these options are exercisable at $0.25 per option. The remaining options 845,000 options are exercisable at $0.30 per option. Each option is exercisable into one common share.

Our authorized capital stock consists of an unlimited number of shares of common stock with no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Wyoming for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 60.9% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

Warrants

Currently there are 1,125,000 Class B Warrants outstanding. Each Class B Warrant is exercisable until August 8, 2005 at which time the Class B Warrants will expire. One Class B Warrant will entitle the warrant holder to acquire one (1) share of common stock at a price of $0.25 until August 8, 2004 and $0.30 until August 8, 2005. If the warrant holder does not exercise the Class B Warrant within said time period, the Class B Warrant will expire and be of no value.

Anti-takeover provisions

There are no Wyoming anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We are currently required to and will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9, its telephone number is (604) 661-0215.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

Commencing November 15, 1999, we entered into a corporate advisory agreement with Pacific Source Capital Corp, a company owned and controlled by Alison Sedun and Marianne De Witt (each as to 50%). Alison Sedun and Marianne De Witt are married to, respectively, Gregg Sedun and David De Witt, both of whom serve on our board of directors and are directors of Pacific Source Capital Ltd. Pacific Source Capital Ltd. was paid Cdn$10,000 per month in consideration for which Pacific Source Capital Ltd. provided us with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of us.. This amount was reduced on August 1, 2002 to Cdn$2,500 per month.

Payments made and balances accrued to Pacific Source Capital Ltd. pursuant to the Management Advisory Agreement during the past two years are as follows:

2003	$21,486
2002	$52,572

As we were required to enter into the corporate advisory agreement with Pacific Source Capital Ltd. pursuant to the terms of the Asset Purchase Agreement, we did not approach any disinterested third parties with the view to soliciting competing bids for their services. As a result, the transaction may or may not be subject to terms no less favorable to us than those that we could have obtained from disinterested third parties.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements of as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003 and for the period from January 20,2003 (inception of new business) to December 31, 2003, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, financial statements contains an explanatory paragraph that states that the Company's recurring losses and negative cash flows from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the periods December 31, 2003 and December 31, 2002 and our reviewed financial statements for the period ending June 30, 2004 immediately follow:

JUNE 30, 2004 FINANCIAL STATEMENTS
Balance Sheet	F-1
Statement of Operations	F-2
Statement of Stockholders' Equity	F-3 - F-4
Statement of Cash Flows	F-5
Notes to the Financial Statements	F-6
DECEMBER 31, 2003 AND 2002 FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-13
Balance Sheet	F-14
Statement of Operations	F-15
Statement of Stockholders' Equity	F-16 - F-17
Statement of Cash Flows	F-18
Notes to the Financial Statements	F-19 - F-27

LUNA GOLD CORP.
 (Expressed in United States dollars)

Consolidated Balance Sheets

	June 30, 2004 (unaudited)	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$60,835	$11,483
Amounts receivable	3,573	1,919
Prepaid expenses	7,567	11,507

Total current assets	71,975	24,909

Equipment	4,633	3,008

Total assets	$76,608	$27,917
Liabilities and stockholders' deficiency
Current liabilities:
Accounts payable and accrued liabilities	$77,482	$18,715
Payables to related parties (note 5)	65,420	46,218

Total current liabilities	142,902	64,933

Stockholders' equity (deficiency):
Common stock, no par value, unlimited authorized shares; issued 16,894,446 at June 30, 2004, 2004, and 12,441,946 at December 31, 2003 (note 4)	5,606,195	5,068,305
Additional paid-in capital	182,746	182,746
Deficit before inception of new business (note 1)	(4,796,115)	(4,796,115)
Deficit accumulated since inception of new business (note1)	(1,036,863)	(466,688)
Accumulated other comprehensive income:
Cumulative translation adjustment	(22,258)	(25,264)

Total stockholder's deficiency	(66,294)	(37,016)

Total liabilities and stockholders' equity (deficiency)	$76,608	$27,917

The accompanying notes are an integral part of these financial statements

Approved on behalf of the Board:

/s/ Tim Searcy	/s/ Marcel de Groot

Tim Searcy, Director	Marcel de Groot, Director

LUNA GOLD CORP.
 (Expressed in United States dollars)
(Unaudited - Prepared by Management)

Consolidated Statements of Operations

					Period from
					January 20/03
					(inception of
					new
	Three month period ended		Six month period		business) to
	June 30,		ended June 30,		June 30, 2004
	2004	2003	2004	2003

Operating expenses:

Depreciation and amortization	$282	$375	$576	$721	$1,761
Consulting fees (note 5)	92,851	11,764	106,973	28,292	177,398
Marketing and promotion	1,814	2,950	1,814	2,950	10,167
Exploration expense	15,542	52,813	90,757	64,523	293,674
Filing fees	4,994	10,956	7,648	14,682	28,785
General and administrative	17,435	11,424	19,946	18,495	51,141
Investor relations	8,220	--	8,220	--	8,846
Management fees to related parties (note 5)	5,456	5,373	11,145	10,339	31,616
Organization expense	153,379		153,379		153,379
Professional fees	45,498	32,161	61,363	49,912	142,057
Rent	7,651	6,448	14,478	12,407	39,044
Travel and conference	88,295	--	88,295		88,294

Total Expenses	441,417	134,264	564,594	202,321	1,026,162

Loss from operations	(441,417)	(134,264)	(564,594)	(202,321)	(1,026,162)
Foreign exchange gain (loss)	(2,893)	--	(5,582)	--	(10,701)
Interest income (expense), net	--	--	--	--	--
Net loss for the period	$(444,310)	$(134,264)	$(570,176)	$(202,321)	$(1,036,863)

Loss per common share, basic and
diluted	$(0.04)	$(0.01)	$(0.05)	$(0.02)	$(0.09)

Weighted average number of
common shares outstanding: basic
and diluted	12,555,829	10,141,946	12,555,829	10,141,946	11,647,956

LUNA GOLD CORP.
 (Expressed in United States dollars)
(Unaudited - Prepared by Management)
Consolidated Statements of Stockholders' Equity (Deficiency)

				Deficit accumulated
				Prior to
			Additional	Inception
	Common Shares		Paid-In	of New
	Shares	Amount	Capital	Business

Balance, December 31, 2002	10,141,946	$4,608,305	$182,746	$(4,789,127)

Loss for the period	--	--	--	(6,991)
Issuance of common stock on private placement
(August 8, 2003)	2,250,000	450,000	--	--

Issuance of common stock for exploration (August 8, 2003)	50,000	10,000	--	--

Adjustment to cumulative translation account	--	--	--	--

Balance, December 31, 2003	12,441,946	$5,068,305	$182,746	$(4,796,115)

Loss for the period		--	--
Issuance of common stock on exercise of warrants issued on
August 8, 2003 private placement (Note 5)	77,500	19,375	--	--
Issuance of common stock on exercise of warrants on June
30, 2004	4,375,000	518,515	--	--

Adjustment to cumulative translation account	--	--	--	--

Balance, June 30, 2004	16,894,446	$5,606,195	$182,746	$(4,796,115)

	Deficit
	Accumulated		Total
	Since Inception	Cumulative	Stockholders=	Comprehensive
	of New	Translation	Equity	Income
	Business	Adjustment	(Deficiency)	(loss)

Balance, December 31, 2002	$--	$(21,563)	$(19,639)	$(149,369)

Loss for the period	(466,688)	--	(473,676)	(473,676)
Issuance of common stock on private placement
(August 8, 2003)	--	--	450,000	--
Issuance of common stock for exploration
(August 8, 2003)	--	--	10,000	--

Adjustment to cumulative translation account	--	(3,701)	(3,701)	(3,701)
Balance, December 31, 2003	$(466,688)	$(25,264)	$(37,016)	$(477,377)

Loss for the period	(570,176)	--	(570,176)	(570,176)
Issuance of common stock on exercise of warrants issued
on August 8, 2003 private placement (Note 5)			19,375
Issuance of common stock on exercise of warrants on
June 30, 2004			518,515

Adjustment to cumulative translation account	--	3,007	3.007	3,007

Balance, June 30, 2004	$(1,036,863)	$(22,257)	$(66,295)	$(567,169)

See accompanying notes to financial statements.

LUNA GOLD CORP.
 (Expressed in United States dollars)
(Unaudited - Prepared by Management)
Consolidated Statements of Cash Flows

					Period from
					Jan. 20, 2003
					(inception of new
	Three Month period ended		Six Month period		business) to
	June 30,		ended June 30,		June 31,

	2004	2003	2004	2003	2004
Cash flow from operating activities:
Net loss	$(444,310)	$(134,264)	$(570,176)	$(202,321)	$(1,036,863)
Items not affecting cash:
Depreciation and amortization	282	375	576	721	1,761
Issuance of shares for exploration					10,000

Changes in operating assets and liabilities:
Amounts receivable	35	(1,127)	(1,654)	(3,041)	(3,485)
Prepaid expenses	(4,448)	--	3,940	--	(7,566)
Accounts payable and accrued liabilities	17,067	202	58,768	36,006	54,696

Net cash used in operating activities	(431,374)	(134,814)	(508,546)	(168,635)	(981,457)

Cash flow from investing activities:
Purchase/Disposal of equipment	(1,630)		(1,630)		(4,962)
Accounts payable to related parties	--	21,364			--

Net cash used in investing activities	(1,630)		(1,630)		(4,962)

Cash flow from financing activities:				--
Proceeds from issuance of shares for cash					450,000
Proceeds from exercise of warrants issued
on August. 8, 2003 private placement (Note 5)	19,375		19,375		19,375
Proceeds from exercise of warrants on
June 30, 2004	518,515		518,515		518,515
Notes payable to related parties	(69,285)	12,945	--	12,945	--
Payable to related parties	19,202	41,449	19,202	7,405	27,027
Proceeds from subscriptions received in advance
of share offering	--	98,268		343,301	--

Net cash provided by financing activities	$487,807	$152,662	$557,092	$350,706	$1,014,917

Increase (decrease) in cash and cash equivalents	54,804	90,676	46,916	182,071	28,498
Effect of exchange rate changes on foreign
currency denominated cash balances	2,524	(15,826)	2,436	(19,616)	(1,533)

Cash and cash equivalents, beg. of period	3,507	121,475	11,483	33,870	33,870

Cash and cash equivalents, end of period	$60,835	$196,325	$60,835	$196,325	$60,835

Supplemental disclosure:

Interest paid (received) net	--	--	--	$--	$--
Issuance for common stock for debt					10,000

The accompanying notes are an integral part of these financial statements

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)
(Unaudited - Prepared by Management)

Six-month period ended June 30, 2004 and 2003
Period from January 20, 2003 (inception of new business) to March 31, 2004

  Nature of Operations:

  The Company was incorporated on June 24, 1986 in British Columbia, Canada. In July 1999, the Company redomiciled to Wyoming State, USA. From July 1999 until January 2003, as described in the Company's consolidated financial statements filed with the 2003 annual report on Form 10-KSB, the Company's focus was on the streaming-media business. These ceased efforts in January 2003. During the three month period ended March 31, 2003 the Company refocused its efforts from the streaming-media business and entered the mining exploration business (note 3). As the Company has no producing properties, financial information from January 20, 2003, the inception of the mining business, has been presented in these financial statements. Additional debt or equity financing will be required from existing shareholders or third parties in order to provide working capital for operations in the future. This debt or equity may not be available on reasonable terms or on any terms at all.

  These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exists which raise substantial doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Significant Accounting Policies:

  (a)     Basis of presentation:

  The financial statements have been prepared in accordance with generally accepted accounting principles in the United States. There is no material measurement differences to these financial statements to Canadian generally accepted accounting principles (see note 7). The interim financial statements do not include all information and footnote disclosures required under generally accepted accounting principles in the United States or Canada for a complete set of annual financial statements. Results of operations for the six months ended June 30, 2004 are not necessarily indicative of what the results will be for the 2004 fiscal year.

  In the opinion of management, these unaudited interim financial statements reflect all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position as at June 30, 2004 and 2003 and December 31, 2003 and results of operations and cash flows for the periods then ended.

  Significant Accounting Policies (Cont'd):

  These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB which includes the Company's financial statements for the year ended December 31, 2003.

  (b)     Principles of consolidation:

  These consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries Compania Minera Antero gold S.A. de C.V., Eureka Gold Inc. and Luna Gold (China) Corp. All significant inter-company transactions and balances have been eliminated.

  (c)     Use of estimates:

  The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

  (d)     Foreign currency:

  The Company uses the United States dollar as its reporting currency.

  Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

  Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

  (e)     Stock-based compensation:

  The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Compensation expense for stock options is recognized over the vesting period. Options granted to other than employees and directors are measured at their fair value as the services are performed and the options earned.

  Significant Accounting Policies (Cont'd):

  A total of 1,050,000 options were granted in the six-month period ended June 30, 2004 (nil: 2003). If the fair-value method had been used, an additional expense of $148,723 would have been recognized for stock-based compensation for the three and six months periods ended June 30, 2004, and the period from inception of new business on January 20, 2003 to June 30, 2004. Pro forma basic and diluted loss per share would have been $0.05, $0.06 and $0.10 respectively.

  The fair value has been calculated using the Black-Scholes option pricing model and the following factors: volatility - 90%; risk-free interest rate - 5%; dividend yield - nil; term - five years. The fair value of each option granted is $0.14.

  (f)     Loss per share:

  Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 213,839 common shares (June 30, 2003 - 213,839) held in escrow that are to be released based on financial performance criteria (note 4 (a)).

  Diluted loss per share is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Excluded from the calculation of diluted loss per share are 1,860,000 stock options (2003 - 810,000).

  (g)     Mineral Property Interests

  The Company accounts for its mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred and all property sales and option proceeds received are credited to income. When the existence of a proven or probable mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on the property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property.
  Mining Property Interests

  (a)     Blue Mountain Project

  The Company entered into an agreement dated March 18, 2003 with Nassau Ltd. ("Nassau") an unrelated private U.S. company, to acquire 100% of the interest held by Nassau in a mining property located in Nevada, U.S.A.

  In order to acquire the interest, the Company has entered into an option agreement with Nassau, pursuant to which agreement Nassau granted the Company the option to acquire a 100% interest in certain mining claims known as the Blue Mountain project which project is made up of 31 mining claims and is located in Humboldt County, Nevada approximately 20 miles west of Winnemucca, Nevada (the "Blue Mountain Project").

  Mining Property Interests (Cont'd):

  In accordance with the terms of its agreement with Nassau, the Company has agreed that in order to acquire a 100% interest in the Blue Mountain Project, the Company will make the following payments and issue the following shares to Nassau:

(i)

  50,000 shares were issued August 8, 2003 when the TSX Venture Exchange (the "TSX") approved (the "Approval Date") the Blue Mountain Project as a "qualifying property" (as defined within the rules and policies of the TSX);

(ii)	An additional 50,000 shares on or before one year following the Approval Date;
(iii)	Two years following the Approval Date a payment in the amount of $20,000;
(iv)	three years following the Approval Date a payment in the amount of $30,000
(v)	four years following the Approval Date a payment in the amount of $40,000;
(vi)	five years following the Approval Date a payment in the amount of $100,000; and
(vii)	six years following the Approval Date a payment in the amount of $1,300,000 (the "Final Payment").

  Upon the Company making the Final Payment to Nassau then the Company will own 100% of the Blue Mountain Project subject only to a 2% net smelter royalty on gold (the "Royalty") and the Company will have the right to buy down the Royalty to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars.

  (b)     Dongchuan Project

  On June 2, 2004, the company entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") pursuant to establish a Sino-Foreign co-operative joint venture company in the Yunnan Province, PRC.

  The joint venture company will be called the Xinan Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Dongchuan area of the Yunnan, Province, PRC.

  The company agreed to invest, at its option, a total of US$3.1 million over three years to earn a 70% interest in the co-operative company. After the company has earned a 70% interest, the company may earn a further 20 % interest in the co-operative company by investing an additional US$6 million.

  If the company elect to terminate the co-operative agreement at any time, all unexpended amounts paid to the co-operative company will be returned to the company and all rights to the property will be returned to YNMG.

  Mining Property Interests (Cont'd):

  The schedule of payments is as follows; beginning from the date the joint venture company is successfully incorporated:

Due Date	Investment
By Yr. 1 Anniversary	$540,000
By Yr. 2 Anniversary	1,000,000
By Yr. 3 Anniversary	1,510,000
Total	$3,050,000

  (c)     Gongguo Project

  On May 18, 2004 the Company entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") to establish a Sino-Foreign co-operative joint venture company in Yunnan Province, PRC.

  The joint venture company will be called the Xinlong Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Gongguo area of the Yunnan, Province, PRC.

  The company has agreed to invest, at its option, a total of US$3.05 million over three years to earn an 80% interest in the co-operative company. After the company has earned its 80% interest, contributions to the co-operative company will be made pro rata, provided that YNMG's interest can be diluted to not less than 10% if it elects not to make cash contributions.

  If the company elects to terminate the co-operative agreement at any time, all unexpended amounts paid to the co-operative company will be returned to the company and all rights to the property will be returned to YNMG.

  The schedule of payments, beginning from the date the joint venture company is successfully established, is as follows:

Due Date	Investment
By Yr. 1 Anniversary	$600,000
By Yr. 2 Anniversary	1,000,000
By Yr. 3 Anniversary	1,500,000
Total:	$3,100,000

  Stockholders' Equity:

  (a)     Escrowed stock:

  At June 30, 2004, 213,839 (2003 - 213,839) common shares outstanding were held in escrow.

  Stockholders' Equity (Cont'd):

  These shares are releasable from escrow on satisfaction of certain predetermined tests set out by the TSX Venture Exchange related to the generation of positive cash flow from operations. Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company. For accounting purposes these shares will be recorded at their fair value when the performance measures are satisfied with a charge in an equivalent amount to compensation expense.

  (b)   Stock options and stock-based compensation:

  A summary of the status of the Company's stock options at June 30, 2004 and December 31, 2003 and changes during the periods ended on those dates is presented below:

	2004		2003
		Weighted average		Weighted average
	Options	exercise price	Options	exercise price
Outstanding, beginning of year	810,000	$0.25	--	$--
Granted	1,050,000	0.30	810,000	0.25
Exercised	--	--	--	--
Expired/cancelled	--	--	810,000	0.25
Outstanding, end of period	1,860,000	$0.28	--	$--
Options exercisable	--	$--	--	$--

  A total of 1,050,000 options were granted during the six months ended June 30, 2004 (2003: nil) which are subjected to four month hold periods expiring October 7 and October 28, 2004

  (c)     Warrants:

  At June 30, 2004, 41,667 warrants are outstanding which entitle the holder to subscribe for one additional common share of the Company until July 5, 2004 at a price of CDN$0.16 (approximately $0.12). These warrants were exercised subsequent to June 30, 2004, resulting in the issuance of 41,667 shares and the receipt of CAD$6,667

  (d)     Private Placement

  On August 8, 2003, the Company closed a private placement of 2,250,000 units at a price of $0.20 per unit for a total of $450,000. Each unit consists of one common share and one-half of a non-transferable share purchase warrant exercisable over a two (2) year period. Each whole share

  Stockholders' Equity (Cont'd):

  purchase warrant will entitle the holder to subscribe for one additional common share at a price of $0.25 during the first year and $0.30 during the second year. The units will be subject to applicable Canadian and U.S. hold periods.

  Sales made to non-residents of the U.S. were carried out under Regulation S of the U.S. Securities Act of 1933, as amended (the "Act"). Sales made to U.S. residents were made pursuant to section 4(2) of the Act and applicable state law exemptions. The units have not been registered under the Act. The private placement is subject to receipt of approval from the TSX Venture Exchange. The announcement was made in accordance with TSX Policy 4.1.

  The proceeds of the private placement funds are for working capital purposes.

  At June 30, 2004, 1,089,167 warrants were outstanding.
  Related Party Transactions:

  In addition to related party transactions disclosed elsewhere in these financial statements:

  (a)     During the period ended June 30, 2004, the Company paid or accrued management fees, geological consulting and other consulting fees of $65,420 (2003 - $70,558) to directors and a company controlled by two directors.

  (b)     The Company is currently charged by Pacific Source Capital Ltd. Cdn$2,500 per month in consideration for which Pacific Source Capital Ltd. provides the Company with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of the Company.

  (c)     Total charges made by Pacific Source Capital Ltd., during the six month period ended June 30, 2004 were as follows:

2004	$11,115
2003	$10,039

  Financial Instruments and Risk Management:

  (a)     Fair values:

  The carrying amounts of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of payables, including note payables, to related parties is not readily determinable due to the lack of a ready market for such indebtedness.

  Financial Instruments and Risk Management (Cont'd):

  (b)     Foreign currency risk:

  Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at June 30, 2004.
  Canadian Generally Accepted Accounting Principles:

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Reference should be made to the annual financial statements for a description of the material differences. Material measurement differences to these financial statements are as follows:

	Six months ended June 30,
	2004	2003
Loss for the period, US GAAP	$(570,176)	$(202,321)
Loss for the period, Canadian GAAP	$(570,176)	$(202,321)
Loss per share, Canadian GAAP	$(0.05)	$(0.02)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Luna Gold Corp.

We have audited the accompanying consolidated balance sheets of Luna Gold Corp. (a Development Stage Enterprise) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 2003 and 2002 and for the period from January 20, 2003 (inception of new business) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Luna Gold Corp. inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period from January 20, 2003 (inception of new business) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) "KPMG LLP"
March 19, 2004
Chartered Accountants
Vancouver, Canada

LUNA GOLD CORP.
(Expressed in United States dollars)

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002

Assets

Current assets:
Cash and cash equivalents	$11,483	$33,870
Amounts receivable	1,919	88
Prepaid expenses	11,507	--
Total current assets	24,909	33,958

Equipment (Note 4)	3,008	663

Total assets	$27,917	$34,621

Liabilities and Stockholders' Deficiency
Current liabilities:
Accounts payable and accrued liabilities	$18,715	$20,000
Payables to related parties (note 6)	46,218	34,260
Total current liabilities	64,933	54,260

Stockholders' equity (deficiency):
Common stock, no par value, unlimited authorized shares;
issued 12,441,946 at December 31, 2003, and 10,141,946 at
December 31, 2002 (note 5)	5,068,305	4,608,305
Additional paid-in capital	182,746	182,746
Deficit before inception of new business (note 1)	(4,796,115)	(4,789,127)
Deficit accumulated since inception of new business (note 1)	(466,688)	--
Accumulated other comprehensive income:
Cumulative translation adjustment	(25,264)	(21,563)
	(37,016)	(19,639)
Total liabilities and stockholders' equity (deficiency)	$27,917	$34,621

The accompanying notes are an integral part of these financial statements

Approved on behalf of the Board:

"Marcel de Groot" Marcel de Groot, Director	"David E. De Witt" David E. De Witt, Director

LUNA GOLD CORP.
(Expressed in United States dollars)

Consolidated Statements of Operations

	Year ended December 31,		Period from January 20/03 (inception of new business) to December 31,
	2003	2002	2003

Operating expenses:
Depreciation and Amortization	1,295	8,753	1,185
Consulting fees	70,425	21,896	70,425
Marketing and promotion	8,353	--	8,353
Exploration Expense	204,917	--	202,917
Filing fees	21,137	8,366	21,137
Investor Relations	627	--	627
Management fees to related parties (note 5)	21,486	52,572	20,471
General and administrative	32,516	5,123	31,195
Professional fees	82,022	7,547	80,694
Rent	25,783	18,619	24,566
Total Expenses	468,561	122,876	461,570

Loss from operations	(468,561)	(122,876)	(461,570)
Foreign Exchange Loss	(5,119)		(5,119)
Interest income (expense), net	3	(3,858)	3
Net loss for the period	$(473,676)	$(126,734)	$(466,686)

Loss per common share, basic and diluted	$(0.04)	$(0.02)	$(0.04)

Weighted average number of common shares outstanding: basic and diluted	11,055,644	6,009,128	11,108,612

LUNA GOLD CORP.
(Expressed in United States dollars)

Consolidated Statements of Stockholders' Equity (Deficiency)

				Deficit
				accumulated
			Additional	Prior to
	Common Shares		Paid-In	Inception of New
	Shares	Amount	Capital	Business

Balance, December 31, 2001	2,462,811	$4,004,956	$182,746	$(4,662,393)

Issuance of common stock on Private
Placement to employees (July 5, 2002 - $0.08
per share)	2,666,667	209,520	--	--

Issuance of common stock on Private
Placement to non-employees (July 5, 2002 -
$0.08 per share)	1,750,000	137,497	--	--

Issuance of common stock for debt to non-
employees (July 5, 2002 - $0.08 per share)	896,129	70,409	--	--

Issuance of common stock for debt to
employees (July 5, 2002 - $0.08 per share)	2,366,339	185,923	--	--

Loss for the period	--	--	--	(126,734)
Adjustment to cumulative translation account	--	--	--	--
Balance, December 31, 2002	10,141,946	$4,608,305	$182,746	$(4,789,127)

Loss for the period				$(6,988)

Issuance of common stock on Private
Placement (August 8, 2003 - $0.20 per share)	2,250,000	450,000	--	--

Issuance of common stock for exploration
(August 8, 2003 - $0.20 per share)	50,000	10,000	--	--

Adjustment to cumulative translation account	--	--	--	--

Balance, December 31, 2003	12,441,946	$5,068,305	$182,746	$(4,796,115)

See accompanying notes to financial statements.

	Deficit
	Accumulated
	Since Inception	Cumulative	Total	Comprehensive
	of New	Translation	Stockholders'	Income
	Business	Adjustment	Deficiency	(loss)

Balance, December 31, 2001	$--	$1,072	$(473,619)	$(466,928)

Issuance of common stock on Private
Placement to employees (July 5, 2002 -
$0.08 per share)	--	--	209,520	--

Issuance of common stock on Private
Placement to non-employees (July 5,
2002 - $0.08 per share)	--	--	137,497	--

Issuance of common stock for debt to
non-employees (July 5, 2002 - $0.08 per
share)	--	--	70,409	--

Issuance of common stock for debt to
employees (July 5, 2002 - $0.08 per
share)	--	--	185,923	--

Loss for the period	--	--	(126,734)	(126,734)

Adjustment to cumulative translation
account	--	(22,635)	(22,635)	(22,635)

Balance, December 31, 2002	$--	$(21,563)	$(19,639)	$(149,369)

Loss for the period	$(466,688)	$--	$(473,676)	$(473,676)

Issuance of common stock on Private
Placement (August 8, 2003 - $0.20 per share)	--	--	450,000	--

Issuance of common stock for
exploration (August 8, 2003 - $0.20 per share)	--	--	10,000	--

Adjustment to cumulative translation
account		(3,701)	(3,701)	(3,701)

Balance, December 31, 2003	$(466,688)	$(25,264)	$(37,016)	$(477,377)

LUNA GOLD CORP.
(Expressed in United States dollars)

Consolidated Statements of Cash Flows

	Years ended December 31,		Period from Jan. 20, 2003 (inception of new business) to Dec. 31,
	2003	2002	2003
Cash flow from operating activities:
Net loss	$(473,677)	$(126,734)	$(466,686)
Items not affecting cash:
Depreciation and amortization	1,295	8,753	1,185
Issuance of shares for exploration	10,000	--	10,000

Changes in operating assets and liabilities:
Amounts receivable	(1,831)	5,201	(1,831)
Prepaid expenses	(11,507)	--	(11,506)
Accounts payable and accrued liabilities	(1,285)	(76,533)	(4,071)
Net cash used in operating activities	(477,004)	(189,313)	(472,909)

Cash flow from investing activities:
Purchase/disposal of equipment	(3,332)	--	(3,332)
Net cash used in investing activities	(3,332)	--	(3,332)

Cash flow from financing activities:
Notes payable to related parties	--	(203,025)	--
Payable to Related Parties	11,958	(161,170)	7,825
Proceeds from issuance of shares for cash	450,000	587,214	450,000
Net cash provided by financing activities	461,958	223,019	457,825

Increase (decrease) in cash and cash equivalents	(18,378)	33,706	(18,418)
Effect of exchange rate changes on foreign currency denominated cash balances	(4,009)	(147)	(3,969)
Cash and cash equivalents, beginning of period	33,870	311	33,870
Cash and cash equivalents, end of period	$11,483	$33,870	$11,483
Supplemental disclosure:
Interest paid (received) net	$4	$3,858	$--
Income taxes	--	--	--
Issuance for common stock for exploration	10,000	--	10,000

The accompanying notes are an integral part of these financial statements

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

1.       Nature of Operations:

The Company was incorporated on June 24, 1986 in British Columbia, Canada. In July 1999, the Company redomiciled to Wyoming State, USA. From July 1999 until January 2003, as described in the Company's consolidated financial statements filed with the 2002 annual report on Form 10-KSB, the Company's focus was on the streaming-media business. These ceased efforts in January 2003. During the year ended December 31, 2003 the Company refocused its efforts from the streaming-media business and entered the mining exploration business (note 3). As the Company has no producing properties, financial information from January 20, 2003, the inception of the mining business, has been presented in these financial statements. Additional debt or equity financing will be required from existing shareholders or third parties in order to provide working capital for operations in the future. This debt or equity may not be available on reasonable terms or on any terms at all.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise substantial doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       Significant Accounting Policies:

(a)       Basis of presentation:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States. There are no material measurement differences to these financial statements to Canadian generally accepted accounting principles (see note 9).

(b)       Principles of consolidation:

These consolidated financial statements include the accounts of the Company's wholly owned subsidiary Eureka Gold Inc. All significant inter-company transactions and balances have been eliminated.

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

2.       Significant Accounting Policies (Cont'd):

(c)       Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(d)       Equipment:

Equipment is recorded at cost. Depreciation is provided for at the following annual rates:

Asset	Basis	Estimated useful life
Computer hardware and software	straight-line method	3 years

(e)       Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, including equipment and intangible assets, based on estimates using factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable equal to the excess of the asset's carrying value over its fair value.

(f)       Foreign currency:

The Company uses the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

2.       Significant Accounting Policies (Cont'd):

(g)       Stock-based compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Compensation expense for stock options is recognized over the vesting period. Options granted to other than employees and directors are measured at their fair value as the services are performed and the options earned.

A total of 810,000 options were granted in the year ended December 31, 2003 (nil: 2002). Pro forma loss per share, basic and diluted are equal to the reported loss and loss per share for the years ended December 31, 2003 and 2002 as the fair value of the granted options to be recognized in the period ended December 31, 2003 is not significant.

The fair value has been calculated using the Black-Scholes option pricing model and the following factors: volatility - 90%; risk-free interest rate - 5%; dividend yield - nil; term - five years. The fair value of each option granted is $0.18.

(h)       Loss per share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 213,839 common shares (December 31, 2002 - 213,839) held in escrow that are to be released based on financial performance criteria (note 5 (a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Excluded from the calculation of diluted loss per share are 810,000 stock options (2002 - 83,800).

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

2.     Significant Accounting Policies (Cont'd):

(i)       Income taxes:

Income taxes are accounted for under the asset and liability method. Current taxes are recognized for the estimated income taxes for the current period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefit of operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

(j)       Mineral Property Interests

The Company accounts for its mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred and all property sales and option proceeds received are credited to income. When the existence of a proven or probable mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on the property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property.

3.       Mining Property Interests

The Company entered into an agreement dated March 18, 2003 with Nassau Ltd. ("Nassau") an unrelated private U.S. company, to acquire 100% of the interest held by Nassau in a mining property located in Nevada, U.S.A.

In order to acquire the interest, the Company has entered into an option agreement with Nassau, pursuant to which agreement Nassau granted the Company the option to acquire a 100% interest in certain mining claims known as the Blue Mountain project which project is made up of 31 mining claims and is located in Humboldt County, Nevada approximately 20 miles west of Winnemucca, Nevada (the "Blue Mountain Project").

In accordance with the terms of its agreement with Nassau, the Company has agreed that in order to acquire a 100% interest in the Blue Mountain Project, the Company will make the following payments and issue the following shares to Nassau:

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

3.     Mining Property Interests (Cont'd)

(a)

50,000 shares were issued August 8, 2003 when the TSX Venture Exchange (the "TSX") approved (the "Approval Date") the Blue Mountain Project as a "qualifying property" (as defined within the rules and policies of the TSX);

(b)	An additional 50,000 shares on or before one year following the Approval Date;
(c)	Two years following the Approval Date a payment in the amount of $20,000;
(d)	three years following the Approval Date a payment in the amount of $30,000
(e)	four years following the Approval Date a payment in the amount of $40,000;
(f)	five years following the Approval Date a payment in the amount of $100,000; and
(g)	six years following the Approval Date a payment in the amount of $1,300,000 (the "Final Payment").

Upon the Company making the Final Payment to Nassau then the Company will own 100% of the Blue Mountain Project subject only to a 2% net smelter royalty on gold (the "Royalty") and the Company will have the right to buy down the Royalty to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars.

4.       Equipment:

			2003	2002
		Accumulated	Net book	Net book
	Cost	depreciation	value	value

Computer hardware and
software	$35,759	$32,751	$3,008	$663

5.       Stockholders' Equity:

(a)       Escrowed stock:

At December 31, 2003, 213,839 (2002 - 213,839) common shares outstanding were held in escrow.

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

5. Stockholders' Equity (Cont'd):

These shares are releasable from escrow on satisfaction of certain predetermined tests set out by the TSX Venture Exchange related to the generation of positive cash flow from operations. Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company. For accounting purposes these shares will be recorded at their fair value when the performance measures are satisfied with a charge in an equivalent amount to compensation expense.

(b)       Stock options and stock-based compensation:

A summary of the status of the Company's stock options at December 31, 2003 and 2002 and changes during the years ended on those dates is presented below:

	2003		2002
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	--	$--	83,800	$2.60
Granted	810,000	0.25	--
Exercised	--	--	--	--
Expired/cancelled	--	--	83,800	2.60
Outstanding, end of period	810,000	$0.25	-	$--
Options exercisable	-	$--	--	$--

A total of 810,000 options were granted in the year ended December 31, 2003 (nil: 2002) which vest in three tranches over six, twelve and eighteen months.

(c)       Warrants:

In addition to the warrants described in note 5(d) below, at December 31, 2003, 4,416,667 warrants are outstanding which entitle the holder to subscribe for one additional common share of the Company until July 5, 2004 at a price of CDN$0.16 (approximately $0.12).

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

5.       Stockholders' Equity: (Cont'd)

(d)       Private Placement

On August 8, 2003, the Company closed a private placement of 2,250,000 units at a price of $0.20 per unit for a total of $450,000. Each unit consists of one common share and one-half of a non-transferable share purchase warrant exercisable over a two (2) year period. Each whole share purchase warrant will entitle the holder to subscribe for one additional common share at a price of $0.25 during the first year and $0.30 during the second year. The units will be subject to applicable Canadian and U.S. hold periods.

Sales made to non-residents of the U.S. were carried out under Regulation S of the U.S. Securities Act of 1933, as amended (the "Act"). Sales made to U.S. residents were made pursuant to section 4(2) of the Act and applicable state law exemptions. The units have not been registered under the Act. The private placement is subject to receipt of approval from the TSX Venture Exchange. The announcement was made in accordance with TSX Policy 4.1.

The proceeds of the private placement funds are for working capital purposes.

6.       Related Party Transactions:

In addition to related party transactions disclosed elsewhere in these financial statements:

(a)   During the period ended December 31, 2003, the Company paid or accrued management fees, disbursements, geological consulting and other consulting fees of $92,822 (2002 - $86,522) to directors and a company controlled by two directors.

(b)   The Company is currently charged by Pacific Source Capital Ltd. Cdn$2,500 per month in consideration for which Pacific Source Capital Ltd. provides the Company with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of the Company.

(c)   Total charges made by Pacific Source Capital Ltd. were as follows:

2003	$21,486
2002	$52,572

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

6.       Related Party Transactions: (Cont'd):

The Company agreed to continue the Corporate Advisory Agreement with Pacific Source Capital Ltd. on a month-to-month basis, the terms of which are the same as those described in Note 6 (b).

7.       Financial Instruments and Risk Management:

(a)       Fair values:

The carrying amounts of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of payables, including note payables, to related parties is not readily determinable due to the lack of a ready market for such indebtedness.

(b)       Foreign currency risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at December 31, 2003.

8.       Income Taxes:

During 1999, the Company redomiciled from Canada to the United States. All loss carry forwards previously accumulated in Canada expired when the Company redomiciled. As at December 31, 2003, the Company had loss carry forwards of approximately $ 1,900,000 that are available for offset against taxable income otherwise calculated through 2020. At the U.S. federal tax rate of 34%, the Company has a deferred tax asset of $ 646,000, which has been fully offset by a valuation allowance due to uncertainty of the losses utilization.

LUNA GOLD CORP.
Consolidated Notes to Financial Statements
(Expressed in United States dollars)

Year ended December 31, 2003 and 2002
Period from January 20, 2003 (inception of new business) to December 31, 2003

9.       Canadian Generally Accepted Accounting Principles:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Reference should be made to the annual financial statements for a description of the material differences. Material measurement differences to these financial statements are as follows:

	Years ended December 31,
	2003	2002
Loss for the period, US GAAP	$(473,676)	$(126,734)
Loss for the period, Canadian GAAP	$(473,676)	$(126,734)
Loss per share, Canadian GAAP	$(0.04)	$(0.02)

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Section 20 of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Wyoming Statutes 17-16-834.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	300
Accounting and Consulting Fees	13,000
Engineering Fees	400
Legal Fees and Expenses	20,000
Blue Sky Fees/Expenses	700
Trustees and Transfer Agent Fees	500
TOTAL	$35,000

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

A.   As at February 11, 2003

Name and Address	Securities	Consideration

Clarion Finanz AG [1]	135,000	$27,000
Gerbergasse 5, 8001
P.O. Box 7427 CH-8023
Zurich, Switzerland

Haywood Securities Inc. ITF [1]	75,000	$15,000
Ed Mercaldo
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

Haywood Securities Inc. ITF [1]	37,500	$7,500
519471 B.C. Ltd.
6945 Hycroft Road
West Vancouver, BC V7W 2K6

Andrew Bowering [1]	10,000	$2,000
Suite 102
6570 Burlington Avenue
Burnaby, BC V5H 3M7

Haywood Securities Inc. ITF [1]	37,500	$7,500
Millerd Holdings Ltd.
833 West 3rd Street
North Vancouver, BC V7W 2K3

Sandy Loutitt [1]	15,000	$3,000
2022 33rd Street SW
Calgary, AB T3E 2S8

Rob Sali [1]	50,000	$10,000
c/o Dundee Securities
3424, 1055 Dunsmuir
PO Box 49207
Four Bentall Centre
Vancouver, BC V7X 1K8

Scott Hiebert [1]	25,000	$5,000
c/o Yorkton Securities
10th Floor,
1055 Dunsmuir Street
Four Bentall Centre
Vancouver, BC V7X 1L4

Rob Anderson [1]	37,500	$7,500
c/o Canaccord Capital Corp.
2200 - 609 Granville Street
PO Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Shaun Gibson [1]	10,000	$2,000
#3 - 2025 Cornwall Avenue
Vancouver, BC V6J 1E2

Rakesh Dhir [1]	75,000	$15,000
216 Lindsay Crs.
Edmonton, AB T6R 2T2

Bernie de Groot [1]	15,000	$3,000
1720 Bowness Road
Calgary, AB T2N 3K2

J. David Lowell [1]	50,000	$10,000
789 Avenida Beatriz
Rio Rico, AZ 85648

Haywood Securities Inc. ITF [1]	30,000	$6,000
Catherine McLeod-Seltzer
6945 Hycroft Road
West Vancouver, BC V7W 2K6

Canaccord Capital Corp. ITF [1]	37,500	$7,500
Tian Kusumoto
613 - 375 Water Street
Vancouver, BC V6B 5Z8

Scott Gibson [1]	15,000	$3,000
#5-1987 Cornwall St.
Vancouver, BC V6J 1C9

Lawrence Roulston [1]	25,000	$5,000
3389 Radcliffe Avenue
West Vancouver, BC V7V 1G7

EH&P Investments AG [1]	100,000	$20,000
Burglistrasse 6, Postfach 465
CH - 8027
Zurich, Switzerland

National Bank ITF [1]	25,000	$5,000
Greg Celmainis
4053 Norwood Ave.
North Vancouver, BC V7N 3R4

HSBC Securities (Canada) Inc. ITF [1]	20,000	$4,000
Vanguard Shareholder Solutions Inc.
1500 - 885 W. Georgia St.
Vancouver, BC V6C 3E8

Ron Klopfer [1]	10,000	$2,000
Suite 305 - 1008 Cambie St
Vancouver, BC V6B 6J7

Haywood Securities Inc. ITF [1]	30,000	$6,000
Sika Investments Ltd.
Suite 310
601 Cordova Street West
Vancouver, BC V6B 1G1

Casa Stilts Law Corporation [1]	25,000	$5,000
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5

Haywood Securities Inc. ITF [1]	25,000	$5,000
Michael Marosits
Suite 310 - The Station
601 West Cordova Street
Vancouver, BC V6B 1G1

Carl Hering [1]	40,000	$8,000
33172 Bergen Mtn. Road
Evergreen, CO 80439

Wolverton Securities Ltd. ITF [1]	10,000	$2,000
Alexandra Pearson
1700-777 Dunsmuir Street
Vancouver, BC V7Y 1K5

BMO Nesbitt Burns ITF [1]	10,000	$2,000
Kendall Sterling
3661 West 7th Avenue
Vancouver, BC V6R 1W5

Ward Sumner [2]	10,000	$2,000
Post Office Box 64324
Tuscon, Arizona 85728

Marcel de Groot [1]	10,000	$2,000
3636 West 18th Avenue
Vancouver, B.C. V6S 1B2

Canaccord Capital Corp. ITF [1]	36,000	$7,200
Hans J. Rueckert
Box 6522 LCD 1
Victoria, BC V8P 5M4

Canaccord Capital Corp. ITF [1]	560,000	$112,000
Rakesh Dhir
216 Lindsay Crescent
Edmonton, AB T6R 2T2

Canaccord Capital Corp. ITF [1]	36,000	$7,200
James Fletcher
4429 Pine Crescent
Vancouver, BC V6S 4K9

Thomas Rebane [1]	25,000	$5,000
1253 Woodland Avenue
Mississauga, ON L5G 2X8

Lamond Investments Ltd. [1]	75,000	$15,000
1800 - 633 6th Avenue SW
Calgary, AB T2P 2Y5

Bridge Mining Ltd. [1]	250,000	$50,000
Seestrasse 62 CH - 8806
Baech, Switzerland

Mark Hassett [1]	50,000	$10,000
4184 Bowness Avenue
Powell River, BC
V6A 5S8

Odlum Brown Limited ITF [1]	125,000	$25,000
Lukas H. Lundin
#1320 - 885 West Georgia St.
Vancouver, BC V6C 3E8

Gerald Boyd [1]	15,000	$3,000
102 - 7700 Francis Road
Richmond, BC V6Y 1A2

James Sedun [1]	25,000	$5,000
316 - 15210 Guildford Dr.
Surrey, BC V3R 0X7

Glenn Sedun [1]	35,000	$7,000
36 Parsons Close
Red Deer, AB T4P 2C8

Hayley De Witt [1]	5,000	$1,000
4718 West 6th Avenue Vancouver, BC
V6T 1C5

Samuel De Witt [1]	4,000	$800
4718 West 6th Avenue
Vancouver, BC V6T 1C5

Katherine De Witt [1]	4,000	$800
4718 West 6th Avenue
Vancouver, BC V6T 1C

Haywood Securities Inc. ITF [1]	10,000	$2,000
Doreen Newman
2000-400 Burrard Street
Vancouver, BC V6C 3A6

Nassau Ltd. [2]	50,000
2304 Oberlin Street		Blue Mountain
Palo Alto, CA		Property valued at
		$10,000*

We entered into an agreement dated March 20, 2003 with Nassau Ltd. ("Nassau"), a private U.S. company, to acquire its interest in a mineral exploration property located in Nevada. The agreement with Nassau grants us a purchase option on 31 unpatented mining claims known as the Blue Mountain Project, located in Humbolt County, Nevada. In accordance with the terms of the agreement with Nassau, we, at our option, have the right to acquire a 100% interest in the Blue Mountain Project by issuing 100,000 shares of common stock and making payments totaling $1,490,000 to Nassau over a six year period. On August 8, 2003 we issued 50,000 shares to Nassau, being the date on which the TSX Venture Exchange (the "Exchange") approved (the "Approval Date") the Blue Mountain Project as a "qualifying property." One year following the Approval Date, we will, at our option, issue Nassau an additional 50,000 shares. On years two through five we will, at our option, make cash payments totaling $190,000, with a final payment of $1,300,000 due on the sixth anniversary of the Approval Date. Upon making the final payment to Nassau, we will then own 100% of the Blue Mountain Project, subject only to a retained 2% net smelter royalty ("NSR") on gold recovered from the Blue Mountain Project. We will have the right to buy down the 2% NSR to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars and the transaction with Nassau is at arm's length.

B.   July 5, 2002

Marianne De Witt [1]	668,333	$52,511
c/o CIBC Investor's Edge
250 - 1380 Burrard Street
Vancouver, BC V6Z 2H3

Alcaron Capital Corp. [1]	668,333	$52,511
c/o Yorkton Securities Ltd.
10th Floor. 1055 Dunsmuir Street
Vancouver, BC V7X 1L4

Dundee Securities Corp ITF [1]	291,667	$22,916
Robert Sali
3424 - 1055 Dunsmuir Street
Vancouver, BC V7X 1K8

Pacific Source Capital Ltd. [1]	5,033,006	$395,443
1600, 777 Dunsmuir Street
Vancouver, BC V7Y 1K4

Chris de Groot [1]	896,129	$70,409
9079 Banford Road
Chilliwack, BC V2P 6H3

Haywood Securities Inc. [1]	40,000	$3,143
ITF Catherine McLeod-Seltzer
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

Haywood Securities Inc. [1]	40,000	$3,143
ITF 519471 B.C. Ltd.
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

John Horton [1]	41,667	$3,274
2100 - 1055 West Georgia Street
Vancouver, BC V6E 3P3

Total	9,979,135	$1,053,350

[1]

We issued the foregoing restricted shares of common stock to non-US persons under Reg. S of the Securities Act of 1993. Each Reg. S transaction was with a non-US resident who was located outside of the United States when the transaction was completed.

[2]

We issued the foregoing restricted shares of common stock US persons pursuant to Section 4(2) of the Securities Act of 1933. Each US investor was a sophisticated investor at the time of sale and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.   EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

The following Exhibits are incorporated herein by reference from the Registrant's Form S-4 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-41516 on July 14, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description

3.1	Articles of Incorporation
10.1	Letter Agreement between the Company, High Tech Venture Capital Inc., Sedun De
Witt Capital Corp. and Kirk Exner, dated July 9,1999
10.2	Asset Purchase Agreement between the Company, High Tech Venture Capital Inc. and
Kirk Exner, dated as of August 27, 1999
10.3	Stock Option Plan of the Company, dated July 12, 1999
10.4	Consulting Agreement between the Company and Investor Direct Consulting Group Ltd,
made effective February 21, 2000
10.5	Letter Agreement between the Company and Kim Cathers, dated February 4, 2000
10.6	Communication/Design Agreement between the Company and Chatham Creative Inc., dated February 24, 2000
10.7	Services Development Agreement between High Tech Venture Capital Inc. and
Suncommerce Corporation dated July 9, 1999
10.8	Mutual Non-Disclosure and Co-operative Marketing Partnership Agreement between the
Company and Entera Inc.
10.9	Letter Agreement between the Company and istreamtv.com dated July 26, 2000
10.1	Letter Agreement between the Company and ProWebCast, Inc. dated August 17, 2000
10.11	Request for Repurchase
10.12	Escrow Agreement between the Company, Montreal Trust Company (Escrow Agent)
and High Tech Venture Capital Inc., dated November 15, 1999

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission, on March 31, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description

10.13	Option to Acquire Blue Mountain Project

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission, on September 5, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description

3.1	Amended Articles of Incorporation

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibits	Document Description

23.1	Consent of KPMG LLP.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 15th day of September, 2004.

LUNA GOLD CORP.

BY:	/s/ Tim Searcy
Tim Searcy, President and Principal Executive Officer

BY:	/s/ Marcel de Groot
Marcel de Groot, Secretary/Treasurer, Principal Financial Officer, and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Tim Searcy, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Tim Searcy	President, Principal Executive Officer, and	September 15, 2004
Tim Searcy	Director

/s/ David E. De Witt	Director	September 15, 2004
David E. De Witt

/s/ Marcel de Groot	Director	September 15, 2004
Marcel de Groot

/s/ Gregg J. Sedun	Director	September 15, 2004
Gregg J. Sedun

/s/ Carl Hering	Director	September 15, 2004
Carl Hering

/s/ Lee Mun-Kit	Director	September 15, 2004
Lee Mun-Kit